   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1998



                                       SECURITIES ACT OF 1933 FILE NO. 333-40321

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                   FORM SB-2


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       SOVEREIGN CREDIT FINANCE II, INC.

                   (Name of small business issuer in charter)

               TEXAS                                  6153                               75-2728381
  (State of other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)           Classification Code No.)                Identification No.)

                                                                                   A. STARKE TAYLOR, III
         4015 BELTLINE ROAD                    4015 BELTLINE ROAD                    4015 BELTLINE ROAD
             BUILDING B                            BUILDING B                            BUILDING B
        DALLAS, TEXAS 75244                   DALLAS, TEXAS 75244                   DALLAS, TEXAS 75244
           (972) 960-5500                        (972) 960-5500                        (972) 960-5500
  (Address and telephone number of       (Address of principal place of     (Name, address and telephone number
    principal executive offices)                    business                       of agent for service)
                                         or intended principal place of
                                                   business)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED            REGISTERED               UNIT                 PRICE            REGISTRATION FEE
11% Notes Due February 15, 2002.....      $10,000,000               100%              $10,000,000              $3,031

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SOVEREIGN CREDIT FINANCE II, INC.
                      CROSS REFERENCE SHEET BETWEEN ITEMS
                           REQUIRED BY PART I OF THE
                          FORM SB-2 AND THE PROSPECTUS

  ITEM                                                                                CAPTION OR
   NO.                             ITEM                                         LOCATION IN PROSPECTUS
---------  ----------------------------------------------------  ----------------------------------------------------
1.         Front of Registration Statement and Outside Front
             Cover of Prospectus...............................  Facing Page and Front Cover Page
2.         Inside Front and Outside Back Cover
             Pages of Prospectus...............................  Inside Front and Outside Back Cover Pages
3.         Summary Information and Risk Factors................  Summary; The Company; Risk Factors
4.         Use of Proceeds.....................................  Use of Proceeds
5.         Determination of Offering Price.....................  Not Applicable
6.         Dilution............................................  Not Applicable
7.         Selling Security Holders............................  Not Applicable
8.         Plan of Distribution................................  Plan of Distribution
9.         Legal Proceedings...................................  The Company--Litigation
10.        Directors, Executive Officers, Promoters and Control
             Persons...........................................  Management
11.        Security Ownership of Certain Beneficial Owners and
             Management........................................  Security Ownership of Certain Beneficial Owners and
                                                                 Management
12.        Description of the Securities.......................  Description of Notes
13.        Interest of Named Experts and Counsel...............  None--Omitted
14.        Disclosure of Commission Position on Indemnification
             for Securities Act
             Liabilities.......................................  Commission Position on Indemnification for
                                                                 Securities Act Liabilities
15.        Organization Within Last Five Years.................  The Company; Purchase and Collection of Contracts
16.        Description of Business.............................  The Company; Purchase and Collection of Contracts
17.        Management's Discussion and Analysis or Plan of
             Operation.........................................  Management's Discussion and Analysis of Financial
                                                                 Condition
18.        Description of Property.............................  None--Omitted
19.        Certain Relationships and Related Transactions......  Management
20.        Market for Common Equity and Related Stockholder
             Matters...........................................  Not Applicable
21.        Executive Compensation..............................  Management
22.        Financial Statements................................  Index to Financial Statements
23.        Changes In and Disagreements With Accountants on
             Accounting and Financial Disclosure...............  Not Applicable

                 SUBJECT TO COMPLETION DATED FEBRUARY 17, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OR AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    $10,000,000 (MAXIMUM) $500,000 (MINIMUM)

                       SOVEREIGN CREDIT FINANCE II, INC.

                        11% NOTES DUE FEBRUARY 15, 2002


    Sovereign Credit Finance II, Inc., a Texas corporation (the "Company"), a newly organized, single purpose subsidiary of Sovereign Auto Finance Holdings, Inc., a Texas corporation ("SAFH"), is hereby offering up to $10,000,000 in principal amount of its 11% notes due February 15, 2002 (the "Notes"). The Notes bear interest, payable monthly, at a stated annual rate of 11%. The effective yield of the Notes will be 10.95%.



    The Company will purchase, at a discount, retail installment sales contracts (the "Contracts") and notes secured by used automobiles and light trucks (the "Financed Vehicles") using (a) the net proceeds from the sale of the Notes offered hereby, (b) possible additional borrowing (as described herein), and (c) as long as no Event of Default (as defined under "Description of the Notes--Additional Indenture Provisions--Events of Default") exists, the net collection proceeds from previously purchased Contracts. The Notes are subject to redemption at any time at the option of the Company at a redemption price of 100% of the outstanding principal amount thereof, together with accrued interest, without any premium or penalty. Sovereign Auto Finance, Inc. (the "Administrator"), an affiliate of SAFH, will administer and manage the ongoing operations of the Company. The Company has contracted with Sovereign Associates, Inc. (the "Servicer"), which is owned and managed separately from the Administrator, SAFH and the Company, to provide necessary purchasing and collecting services. The Contracts will be originated by automobile dealers ("Dealers"). The Company anticipates that it will purchase its Contracts primarily from Fiesta Motors, a Dealer owned and operated by Fiesta Motors, LLC, a Texas limited liability company ("Fiesta Motors"). Fiesta Motors is also an affiliate of SAFH. At least 84.5% of the gross proceeds of the offering will be available for the purchase of Contracts.


    The Company's only business will be the purchase and collection of the Contracts, and the Company's most significant assets will be the Contracts and related motor vehicle collateral. No other party will insure or guarantee payment of the Notes. Noteholders may look only to the Company's assets as a source of payment on the Notes. The Notes will be unsecured, and Noteholders' rights in the Contracts will be junior to the rights of any senior lending source (the "Additional Lender").

    The offering will terminate on January 31, 1999, unless sooner terminated by the Company for certain reasons. See "Plan of Distribution". The Notes are offered in minimum subscription amounts of $4,000 ($2,000 for Individual Retirement Accounts) for each investor, and will be issued without any minimum denominations.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    NO PUBLIC MARKET IS EXPECTED TO DEVELOP FOR THESE SECURITIES. INVESTORS SHOULD EXPECT TO RETAIN OWNERSHIP OF THE NOTES AND BEAR THE ECONOMIC RISKS OF THEIR INVESTMENT FOR THE ENTIRE TERM OF THE NOTES.

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING RISKS OF DEFAULT ON THE CONTRACTS. THESE ARE SPECULATIVE SECURITIES. SEE "RISK FACTORS" AT PAGE 9 OF THIS PROSPECTUS. DEBT SECURITIES OFFERED WITH HIGH INTEREST OR YIELD GENERALLY INVOLVE MORE RISK THAN MANY OTHER MEDIUM TERM DEBT INSTRUMENTS WITH LOWER INTEREST OR YIELD.

                                                              PRICE TO          BROKERS COMMISSIONS        PROCEEDS TO
                                                               PUBLIC             AND EXPENSES(1)          COMPANY(2)
Per Note..............................................          100%                    8%                     92%
Total Minimum.........................................        $500,000                $40,000               $460,000
Total Maximum.........................................       $10,000,000             $800,000              $9,200,000

(1) Payable by the Company to participating licensed broker-dealers. See "Plan of Distribution".


(2) Before deduction of up to 2% of the offering proceeds for the payment of offering and organizational expenses incurred by the Company, and the administration fee (the "Administration Fee") payable by the Company to the Administrator for its services in administering and managing the ongoing operations of the Company equal to 5.5% of the gross proceeds from the sale of the Notes (5.0% of the gross proceeds in excess of $9,000,000). See "The Company-- General".


                           --------------------------

    The Notes are being sold on a "best efforts" basis on behalf of the Company by one or more licensed broker-dealers that are members of the National Association of Securities Dealers, Inc. that may hereafter be engaged by the Company. As of the date of this Prospectus, the Company has not identified any broker/dealers who have agreed to participate in this offering of the Notes. Investor funds will be held in an escrow account at Overton Bank and Trust, N.A. until a minimum of $500,000 in principal amount of the Notes are sold. In the event the minimum amount of Notes is not subscribed on or before April 30, 1998, the offering will be terminated and the escrowed funds, plus any interest earned thereon, will be promptly returned to the investors by the escrow agent. Upon the subscription by investors for the minimum amount of Notes, the escrowed funds (less interest thereon which will be paid to investors) will be released to the Company. Affiliates of the Company will not purchase Notes in the offering. Interest will not accrue on the Notes until the escrowed funds are released to the Company. Any subsequent sales proceeds from Notes will be immediately available for use by the Company. All subscriptions are subject to the right of the Company to reject any subscription in whole or in part.

                           --------------------------

                  This Prospectus is dated            , 1998.

    The Company has filed a Form SB-2 Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") with respect to the Notes offered pursuant to this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits thereto. For further information, reference is made to the Registration Statement and amendments thereof and to the exhibits thereto, which are available for inspection without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Seven World Trade Center, 12th Floor, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and copies of which may be obtained from the Commission at prescribed rates.

    The Company became a reporting company as of the date of this Prospectus. The reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission in Washington D.C., and at the above Regional Offices, and copies of such material can be obtained from the Public Reference Section of the Commission in Washington D.C. at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov.

                            ------------------------

                             REPORTS TO NOTEHOLDERS

    The Company will furnish to the Noteholders annual reports of the Company containing audited financial statements. The Company will also furnish to the Noteholders quarterly unaudited summary information regarding the Contracts. An IRS Form 1099 will be mailed to each Noteholder by January 31 of each year for interest paid during the previous year.

                            ------------------------

                         MINIMUM SUITABILITY STANDARDS


    Minimum suitability requirements have been established for residents of certain states. Arizona, Arkansas, Missouri, New Mexico, Oklahoma, Texas, and Wisconsin subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. California, Iowa, Kansas, Michigan, and North Carolina subscribers must represent that they have either (a) an annual gross income of at least $60,000 and a net worth of at least $60,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $225,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. Indiana subscribers must represent that they have either (a) an annual gross income of at least $40,000, and a net worth of at least $40,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. South Dakota subscribers must represent that (a) they have either (i) an annual gross income of at least $45,000 and a net worth of at least $45,000; or (ii) a net worth of at least $150,000; and (b) the amount of their investment does not exceed 10% of their net worth, such net worth to be determined in each case exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. In the case of sales to a subscriber which is a fiduciary account, the foregoing standards must be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the securities if the donor or grantor is the fiduciary.


                            ------------------------

    The mailing address of the Company's principal executive offices is 4015 Beltline Road, Building B, Dallas, Texas 75244, and its telephone number is
(972) 960-5500.

                                    SUMMARY


    The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus. See "Definitions at the end of this prospectus for the meanings of certain terms used herein.



Company...............  Sovereign Credit Finance II, Inc. (the "Company") has been formed for the purpose of purchasing, collecting and servicing retail installment sales contracts and notes secured by motor vehicles (the
                        "Contracts"). Except as set forth under "Capitalization", it does not have, and does not expect to have in the future, any significant assets other than the Contracts and proceeds thereof.

                        The Company's principal executive offices are located at 4015
                        Beltline Road, Building B, Dallas, Texas 75244 and its telephone number is (972) 960-5500. The Company is a newly organized, single purpose subsidiary of Sovereign Auto Finance Holdings, Inc.
                        ("SAFH"). Sovereign Auto Finance, Inc. (the "Administrator"), which serves as Administrator of the Company, is an affiliate of SAFH by virtue of common ownership. Sovereign Associates, Inc. (the
                        "Servicer"), which provides purchasing and collecting services on behalf of the Company, is owned and managed separately from the
                        Administrator, SAFH and the Company. See "The Company".

Notes.................  11% Notes due February 15, 2002 (the "Notes") to be issued subject to the terms of a trust indenture agreement (the "Indenture")
                        between the Company and the Trustee.

Offering Amount.......  Up to $10,000,000 in principal amount of the Notes. Investor funds will be held in escrow until subscriptions for a minimum amount of
                        $500,000 in principal amount of the Notes have been received.

Interest Payments to
  Noteholders.........  Each Note will bear interest at 11% per annum on its outstanding principal, payable monthly on the 15th day of each month during the term of the Note (for interest accruing through the last day of the prior month) beginning with the second full calendar month following the calendar month in which the Note is issued (the "Payment
                        Dates"). For example, if a Note is issued to an investor in March,
                        1998, such investor will receive the first interest payment on May
                        15, 1998, which will be for interest accruing through April 30,
                        1998.

                        Interest will not accrue on the Notes, nor will the Notes be issued, until release of escrowed subscription funds to the Company, which will not occur until the minimum of $500,000 of the Notes is sold.
                        Investors in this offering will receive an IRS Form 1099 following the end of each calendar year which will state the amount of interest on which to calculate income taxes.

                        The record date for each payment of interest on the Notes is the close of business on the first day of the month of the Payment Date for that payment. At all times while the Notes remain outstanding, the monthly interest payments on the Notes must be fully satisfied before the collection proceeds from the Contracts may be used to purchase additional Contracts.

Effective Yield.......  The effective interest rates of the Notes will be 10.95%. This is lower than the stated interest rates of the Notes because each payment of interest will be paid 15 days after the end of the month during which it accrued, and because

                        interest is computed on the basis of a 360-day year, comprised of twelve 30-day periods.

Principal Payments....  The Notes will mature on February 15, 2002, at which time all outstanding and accrued principal and interest will be finally due and payable.

Maturity..............  February 15, 2002

Additional
  Borrowing...........  In addition to the Notes, the Company intends to pursue an additional lending source (the "Additional Lender") to borrow funds
                        (the "Additional Borrowing") with which to purchase additional
                        Contracts. The Additional Lender may be a bank or an institutional lender such as an insurance company. The Company anticipates that any borrowings from the Additional Lender will be secured by first priority security interests in all the Contracts owned by the
                        Company. The Additional Borrowings will be utilized to purchase additional Contracts. As of the date of this Prospectus, the Company has not obtained a commitment for Additional Borrowing from an
                        Additional Lender, and no assurance can be made that any Additional
                        Borrowing will be obtained. The Notes are unsecured, and will be subject to any first priority security interests in the Company's
                        Contracts that may be granted to any Additional Lender. Such first priority of the Additional Lender in the Contracts will result in the Noteholders being placed in a junior position with respect to the Contracts. Subject to the first priority of the Additional
                        Lender, the Noteholders may look to any Contracts purchased from the proceeds of the Additional Borrowing, in addition to other Contracts purchased by the Company, as sources of payment on the Notes.

The Contracts.........  The Contracts will consist of retail installment sales contracts and promissory notes. The Contracts will be secured by liens on used automobiles and light trucks (the "Financed Vehicles") and will be purchased by the Company, at a discount, using (i) the net proceeds from the sale of Notes, and (ii) possible Additional Borrowing from the Additional Lender and (iii) so long as no Event of Default exists, any remaining net collection proceeds from previously purchased Contracts. The Contracts will be purchased and serviced, on behalf of the Company, under the terms of a Master Contract
                        Purchasing Agreement and a Servicing Agreement (collectively, the
                        "Servicing Agreement") between the Company and the Servicer. The
                        Contracts will be originated by automobile dealers ("Dealers"). The
                        Company anticipates that it will purchase its Contracts primarily from Fiesta Motors, a Dealer owned and operated by Fiesta Motors,
                        LLC, a Texas limited liability company ("Fiesta Motors"). Fiesta
                        Motors is an affiliate of SAFH by virtue of common ownership. The
                        Company may also purchase Contracts which are lease agreements for
                        Financed Vehicles.

The Contract
  Proceeds............  All proceeds from the Contracts will be paid directly by the obligors on the Contracts ("Obligors"), or deposited by the
                        Servicer, to a lockbox account maintained by the Servicer in the
                        Company's name (the "Collections Account"). On at least a weekly basis, the Company is required to transfer all amounts in the
                        Collections Account attributable to the Contracts to a commercial bank account maintained by the Company (the "Operating Account"). So long as no Event of Default exists and subject to the receipt by the
                        Trustee of any required certificates, and subject further to any restrictions imposed by any Additional Lender, the Company will have the right to cause

                        the funds contained in the Operating Account to be withdrawn or applied for the following purposes in the following priority: first, to the payment of any interest and principal due to any Additional
                        Lender; second, to the payment of any interest due on the
                        outstanding Notes on each Payment Date; third, to any amounts due the Trustee for its fees and expenses; fourth, except during an
                        Event of Default, to the payment of any other allowed expenses
                        ("Allowed Expenses"), as certified by the Company; fifth, to the deposit into the trust account established in the name of the
                        Trustee (the "Trust Account") for payment of principal owing on the
                        Notes on the maturity date; and, sixth, except during an Event of
                        Default, to the purchase of additional eligible Contracts, as certified by the Company and the Servicer. Otherwise, the Company is
                        prohibited from withdrawing any funds from the Operating Account.
                        The Trustee will be provided regular reports by which the use of such funds may be monitored and will have the right to make any required transfers of funds. Allowed Expenses include servicing, trustee, bank, legal and accounting fees, taxes, repossession, repair and liquidation expenses, insurance premiums and vehicle warranty service contract charges. See "Description of the
                        Notes--The Contract Proceeds and Operating Account".

The Trust Account.....  On or before each Payment Date, the Company will transfer funds from the Operating Account to the Trust Account in an amount sufficient to pay all interest on the Notes due on such date. On or before the maturity date of the Notes, the Company will transfer funds from the
                        Operating Account to the Trust Account in an amount sufficient to pay the principal of the Notes due on such date. There is no schedule of minimum payments required to be made into the Trust
                        Account. All transfers to the Trust Account will be subject to the priority rights of the Additional Lender, if any.

Purchase of
  Contracts...........  The Company will purchase Contracts using (i) the net proceeds from the sale of Notes, (ii) possible Additional Borrowings from the
                        Additional Lender, and (iii) so long as no Event of Default exists, any remaining net collection proceeds from previously purchased
                        Contracts, after deduction for payments of interest and Allowed
                        Expenses. On a monthly basis, the Company and the Servicer will certify to the Trustee, among other things, that the Contracts satisfy certain purchasing criteria established by the Indenture and the Servicing Agreement. See "Purchase and Collection of
                        Contracts--Contract Purchase Criteria". The Company's cost for each
                        Contract will equal the purchase price payable to the Dealer for the
                        Contract. The Company must also pay a fee per purchased Contract equal to the lesser of $500, or 5% of the total amount of
                        installments due under the Contract as of the date of purchase (the
                        "Purchase Administration Fee") to the Servicer for its purchase administration services.

                        Although direct purchases from Dealers are expected to be the norm, the Company may also purchase Contracts that the Servicer or one or more Securitization Subsidiaries has previously purchased. In order to determine the cost to the Company for each such Contract, the
                        Servicer will first determine the original purchaser's initial internal rate of return on its investment in the Contract as of its purchase from the Dealer, assuming that the Contract was paid in full in accordance with its scheduled installments. The cost to the
                        Company will then be (i) an amount determined so that it will experience the same internal rate of return on its investment in the
                        Contract, assuming that

                        the Contract is paid in full in accordance with its scheduled installments, plus (ii) the Purchase Administration Fee paid by the original purchaser with respect to such Contract. Contracts purchased from affiliates of the Servicer or the Administrator may not be in default at the time of purchase.

                        Through application of the purchasing criteria, the Company will endeavor to purchase Contracts from Dealers (i) at prices involving an initial payment to the Dealer (A) of no more than 90% of principal plus accrued interest (pay-off balance) of such Contract at the time of purchase, and (B) limited to the average retail value plus tax, title, license and warranty, (ii) having maturities that are less than the remaining useful lives of the Financed Vehicles, and (iii) under which down payments (in cash or trade-in vehicle) of at least approximately 10% of the Dealer's cost (excluding sale preparation expenses) have been paid by the Obligors. In addition, the Servicer has established certain criteria with respect to
                        Dealers from which Contracts will generally be purchased. Fiesta
                        Motors meets all of these criteria. The Servicer does not
                        specifically limit the number of Contracts originated by any one
                        Dealer, including Fiesta Motors, that may be included in the
                        Contracts inventory at any one time. The Company may purchase
                        Contracts from Dealers subject to the requirement that the selling
                        Dealer repurchase any Contract that becomes overdue for more than 60 days, although the terms of any such requirement for any particular
                        Dealer or group of Contracts purchased will be determined by the
                        Servicer and such Dealer. See "Purchase and Collection of
                        Contracts".

Redemption of Notes...  The Company may elect on any Payment Date to redeem the Notes in whole or in part, thus reducing the term of the Notes. The redemption price for the Notes is 100% of the outstanding principal amount of the Notes, together with accrued interest through the date of redemption, without any premium or penalty. In the event that prior to 180 days following the termination date of the offering the
                        Company has been unable to invest the net proceeds from the sale of the Notes in suitable Contracts, the uninvested net proceeds at such date will be utilized for a mandatory partial redemption of the
                        Notes within 45 days following such date. See "Description of the
                        Notes--Redemption".

Servicer..............  Sovereign Associates, Inc. (the "Servicer"), a Texas corporation, whose principal offices are located at 4015 Beltline Road, Building
                        B, Dallas, Texas 75244. The Servicer is owned and managed separately from the Administrator, SAFH and the Company. The Servicer is
                        obligated pursuant to the Servicing Agreement, subject to the limitations set forth therein, to provide services for the purchasing and collecting of the Contracts on behalf of the Company, and to repurchase certain of the Contracts under certain
                        circumstances. For its services with regards to the collection of the Contracts, the Servicer will be entitled to a monthly servicing fee of $20 for each Contract that is not assigned for repossession
                        (the "Contract Servicing Fee") and a fee of $125 for each Financed
                        Vehicle assigned for repossession. See "Purchase and Collection of
                        Contracts".

                        The Servicer provides purchasing and collecting services on behalf of a number of other entities administered by the Administrator (the
                        "Securitization Subsidiaries") which have issued notes to investors and used the net proceeds thereof to purchase consumer contracts and notes created by the retail sale and financing of used automobiles and light trucks. The average term remaining, and the average principal amount, for Contracts in the

                        Servicer's servicing portfolio at December 31, 1997 is approximately
                        21 months and approximately $5,096, respectively. Such Contracts were originated primarily from Dealers unaffiliated with the
                        Administrator, the Servicer, or SAFH. For Contracts originated by
                        Fiesta Motors, the average term remaining, and the average principal amount, in the Servicer's servicing portfolio at December 31, 1997 is approximately 38 months and approximately $12,229, respectively.
                        Contracts purchased on behalf of the Company may vary from these averages. The Servicer expects that (a) its repossession rate, over the life of the portfolio of all Contracts purchased on behalf of the Company through its services, will be in the range of 25% to 35%
                        of such contracts, and (b) the average purchase price payable to
                        Dealers will be no more than 66% of the original total future installments payable under the Contracts. See "Information Regarding the Securitization Subsidiaries--Delinquency, Repossession and
                        Collections."

Trustee...............  Sterling Trust Company, Waco, Texas.

Administrator.........  Sovereign Auto Finance, Inc. (the "Administrator"), a Texas
                        corporation and an affiliate of SAFH, will administer and manage the ongoing operations of the Company. The Administrator will pay all general and administrative overhead expenses incurred by the
                        Company, other than Allowed Expenses. The Administrator will also pay offering and organization expenses of the Company (other than commissions to broker-dealers) to the extent such expenses exceed 2%
                        of the gross proceeds from the sale of the Notes. For such services, the Company will pay the Administrator the Administration Fee equal to 5.5% of the gross proceeds from the sale of the Notes (5.0% of the gross proceeds in excess of $9,000,000). See "Use of Proceeds".

                        In addition, the Administrator will administer Noteholder payments, communications and relations. For such services, the Company will pay the Administrator a monthly fee equal to 1/12 of 0.5% of the outstanding principal amount of the Notes (the "Investor
                        Administration Fee"), payable on or before the 15th day of each month. See "Management--Certain Relationships and Related
                        Transactions".

Tax Status............  The Notes will be taxable obligations under the Internal Revenue
                        Code of 1986 as amended, and interest paid or accrued will be taxable to non-exempt holders of the Notes. Frederick C. Summers,
                        III, a Professional Corporation, has delivered its opinion to the
                        Company as to the tax status of the Notes. See "Certain Federal
                        Income Tax Considerations".

Use of Proceeds.......  The Company will use at least 84.5% of the proceeds from the sale of the Notes for the purchase of Contracts and no more than 15.5% of such proceeds for commissions, fees and expenses as stated in this
                        Prospectus. See "Use of Proceeds".

Denominations.........  The Notes will be issued in fully registered form, without any minimum denominations, but subject to a minimum purchase by each investor of at least $4,000 (or $2,000 for Individual Retirement
                        Accounts).

No Rating.............  The Company has not sought, and is not required by the Indenture or any other document, to obtain a rating of the Notes by a rating agency.

Risk Factors..........  An investment in the Notes entails certain risks, including the following:

                        *  The Company is a single purpose entity and is not expected to have any significant assets other than the Contracts, except as set forth under "Capitalization".

                        *  The Notes are unsecured, and will be subject to any and all security interests granted to Additional Lender with respect to the
                           Contracts and the proceeds thereof.

                        *  Obligors under the Contracts are anticipated to be somewhat less credit-worthy than typical purchasers of automobiles from new car dealers.

                        *  The Company anticipates that a portion of the Contracts will become delinquent and require repossession and resale of the related vehicle.

                        *  No public market for the Notes presently exists and none is expected to result from this offering.

                        *  The Company will have numerous competitors engaged in the business of buying new and used motor vehicle retail installment contracts and notes at a discount, including companies with greater financial resources than either the Company or the
                           Servicer.

                        *  There may be conflicts of interest among the Company, the
                        Servicer, the Administrator and other note purchasing entities which have contracted with the Servicer for Contract purchasing and servicing services with respect to allocation of management time, services, overhead expenses and functions.

                        For a more complete discussion of the risks involved, see "Risk
                        Factors".

Plan of
  Distribution........  The Notes will be sold on a "best efforts" basis by licensed broker-dealers who are members of the National Association of
                        Securities Dealers, Inc. As of the date of this Prospectus, the
                        Company has not identified any broker/dealers who have agreed to participate in this offering of the Notes. Investor funds will be held in a subscription escrow account until the minimum of $500,000 in principal amount of the Notes are sold. If subscriptions for the minimum amount of Notes are not received on or before April 30,
                        1998, the offering will be terminated and the escrowed funds, plus any interest thereon, will be promptly returned to the subscribing investors by the escrow agent. Upon subscription of the minimum amount of Notes, the escrowed funds will be released to the Company.
                        See "Plan of Distribution".

Offering Termination
  Date................  January 31, 1999, unless sooner terminated by the Company for certain reasons. See "Plan of Distribution".

                                  RISK FACTORS

    An investment in the Notes involves certain risks. In considering a purchase of these securities, prospective investors should carefully consider the risks involved, including the following:

LIMITED ASSETS; SINGLE PURPOSE NATURE


    The Company had no operating history prior to the date of this Prospectus. The Company has been formed for the sole purpose of purchasing and collecting retail installment sales contracts and obligations secured by used automobiles and light trucks. The Company does not have, and is not expected to have, any significant assets other than the Contracts, except as set forth under "Capitalization". No other party, including either the Administrator or the Servicer, will insure or guarantee the Company's obligations under the Notes or will be obligated to make capital contributions to the Company at any time for the purpose of paying any delinquencies on the Notes. If an Event of Default under the Indenture occurs, the holders of the Notes will have no recourse against the Administrator or the Servicer for payment of the Notes. Consequently, Noteholders must rely upon payments made on or in respect of the Contracts for the payment of interest on and principal of the Notes. If such payments are insufficient to make the payments of interest or principal on the Notes when due, the Company will have no other significant assets to apply to payment of the deficiency, except as set forth under "Capitalization". There can be no assurance that any or all of the Contracts will perform as anticipated, or that there will not be greater than anticipated defaults on such Contracts.


UNSECURED NATURE OF NOTES

    The Notes are unsecured obligations of the Company. Upon the occurrence of an Event of Default with respect to the Notes, the Trustee will not have the rights of a secured creditor with respect to the Company's assets, but must first obtain a judgment against the Company before proceeding to execute against the Company's assets.

POSSIBLE USE OF LEVERAGE; NOTES TO BE JUNIOR TO ANY ADDITIONAL BORROWINGS

    In addition to the proceeds of this offering, the Company may borrow funds from an Additional Lender, and in conjunction therewith will pledge Contracts and the proceeds thereof to secure all Additional Borrowings. There is no limit on the Additional Borrowings. There can be no assurance that the Company will be able to borrow funds for such purpose. The Notes will be subject to any and all security interests granted to any Additional Lender with respect to the Contracts and the proceeds thereof. A default by the Company with respect to any Additional Borrowings would have a material adverse effect on the interests of the Noteholders, since the Additional Lender would then have the right to foreclose on the pledged Contracts. In the event of default by the Company on any secured debt, the Company may lose its interest in Contracts or the proceeds thereof which would otherwise be available for payments on the Notes. In addition, the Additional Lender, as a secured lender, will have priority over the Noteholders in the event of bankruptcy or dissolution of the Company. Any such Additional Lender will be unaffiliated with the Company.


PURCHASING AND SERVICING OF CONTRACTS DEPENDENT ON THE SERVICER



    The Company's ability to purchase Contracts is dependent on the Servicer for purchasing services and the Servicer's established network of motor vehicle dealers (the "Dealers") from which the Contracts will be purchased, including Fiesta Motors. In addition, the Company's ability to purchase Contracts is dependent on the availability of Contracts which satisfy the purchasing criteria employed by the Company, of which there can be no assurance. In the event the Servicer is unable to effectively service the Contracts owned by the Company, the Company will need to engage the services of another servicing company, and there can be no assurance that a qualified servicer could be located or what such servicer would charge the Company for its services.


    Although the Servicer has been engaged almost exclusively in the purchase and collection of used automobile notes since June, 1993, the Servicer has no prior experience in purchasing and servicing automobile leases.


NATURE OF CONTRACTS


    The Contracts represent Dealer financing for the sale of used motor vehicles. Unlike companies financing the sale of new automobiles, which are primarily credit-based lenders, the Dealers from which the Company will purchase Contracts base their used automobile financing decisions primarily upon the value of the underlying automobile collateral. The Contracts which the Company will purchase are generally entered into by Dealers with customers who generally cannot obtain a loan from a local financial institution or from the credit facilities of a major automobile manufacturer. The "creditworthiness grade" of such customers will generally be "D", meaning they cannot finance the purchase of a new car or a late-model used car, may have spotty employment histories, and may have had serious problems with credit in the past that may include personal bankruptcy. Although the Servicer has established certain purchasing criteria in order to reduce the risk of default, there is no assurance that such customers will be creditworthy or that loans will ultimately be repaid. In addition, there is no assurance that the collateral could be sold for sufficient net proceeds to recoup the Company's investment in the Contracts.



    The Servicer does not specifically limit the number of Contracts originated by any one Dealer that may be included in the Contracts inventory at any one time. The average term remaining, and the average principal amount, for Contracts in the Servicer's servicing portfolio at December 31, 1997 is approximately 21 months and approximately $5,096, respectively. Such Contracts were originated primarily from Dealers unaffiliated with the Administrator, the Servicer, or SAFH. For Contracts originated by Fiesta Motors, the average term remaining, and the average principal amount, in the Servicer's servicing portfolio at December 31, 1997 is approximately 38 months and approximately $12,229, respectively.


DEFAULTS ON CONTRACTS AND REPOSSESSIONS


    The Company anticipates that a portion of the Contracts will become delinquent and require repossession and resale of the related vehicle. See "Information Regarding the Securitization Subsidiaries--Delinquency, Repossession and Collections." There can be no assurance that the repossession and collection rates anticipated by the Servicer will in fact be met, since actual repossession rates and collection rates on the Contracts are impossible to predict precisely.



    If an Obligor defaults under a Contract, and the Servicer must repossess and liquidate the Financed Vehicle to recover installments due thereon and costs associated with the repossession and resale, certain factors may limit the ability of the Company to realize net proceeds sufficient to recover the cost of the Contract. These factors include, without limitation, the value of the repossessed Financed Vehicles, the costs of seeking and collecting a deficiency judgment and limitations imposed by bankruptcy laws or other Federal or state laws. In general, the Servicer is required to commence repossession of a Financed Vehicle if the Obligor is delinquent on at least two monthly installments and has made no payments for a period of 45 days. Nevertheless, the Servicer may grant extensions or modifications to Obligors or accept partial payments from Obligors in lieu of commencement or repossession activities. If a substantial number of such Obligors make no further payments on their Contracts, the delay in the repossession of the Financed Vehicles could result in a decrease in repossession proceeds received by the Company and could have an adverse impact on the Company's ability to pay the Notes.


    Although the Company believes that the net collection proceeds from the Contracts, after deduction of Allowed Expenses, together with any proceeds from the sale or refinancing of the Contracts, will be sufficient to make the required payments on the Company's debts, the actual collection rates on the

Contracts are impossible to predict precisely and adverse changes in collectibility rates caused by changes in economic conditions, including particularly in the Company's primary markets, or other factors beyond the Company's control could adversely affect the Company's ability to collect on the Contracts. If the Contracts do not collectively perform as expected by the Company, the Company's ability to make the required payments on the Notes could be adversely affected. The Company's expectations of performance are based on the historical performance of similar Contracts purchased and serviced by the Servicer, which Contracts were originated primarily from Dealers unaffiliated with the Administrator, the Servicer, or SAFH.



FINANCIAL DIFFICULTIES OF CERTAIN SECURITIZATION SUBSIDIARIES



    Noteholders in certain of the Securitization Subsidiaries have been or will be asked to reduce interest rates on such notes and to extend the due dates of their notes in order to provide the particular Securitization Subsidiary which issued their note more time to repay principal. Such modifications to those notes were and will be requested due to the fact that the total assets of those Securitization Subsidiaries are less than necessary to make all note payments as originally scheduled. In fact, some of these Securitization Subsidiaries have already failed to make scheduled payments of principal. In addition, some of these Securitization Subsidiaries have been unable to make scheduled payments of interest, and the administrator of such entities has caused a portion of such payments to be made from its own funds, but has not committed to continue to provide such payments on behalf of these or any other Securitization Subsidiaries. As of the date of this Prospectus, Securitization Subsidiaries experiencing financial difficulties include approximately 27 entities with total principal due investors of $15.4 million. As of December 31, 1997, such entities held Contracts with a gross receivable amount of $2.7 million. The reasons for the financial difficulties include the following: the high interest rate paid by these programs (15% per annum) in relation to their performance; losses incurred on the Contracts held by these programs were significantly higher than planned; and repurchase agreements entered into between these programs and certain unaffiliated Dealers were not honored by the Dealers, although the programs are pursuing legal recourse against these Dealers. See "Information Regarding the Securitization Subsidiaries".


RIGHT TO AMEND PURCHASING CRITERIA WITHOUT CONSENT OF NOTEHOLDERS


    The Company and the Servicer have the right to amend, without obtaining the consent of any Noteholder, the purchasing criteria and the purchasing and servicing obligations of the Servicer under the Servicing Agreement to permit the institution by the Servicer of new programs to improve the collection rates on the Contracts that it purchases and services. Nevertheless, the actual benefits received by the Company following the institution of any such program may be less than anticipated and the actual costs and detriments to the Company may be more than anticipated. Consequently, the Company's financial performance may be adversely affected.


POSSIBLE INSUFFICIENT AMOUNT IN THE TRUST ACCOUNT


    The Company and the Servicer are required to transfer to the Trust Account, on or before each Payment Date, all amounts necessary to pay interest and principal due on the Notes on such Payment Date. The net collection proceeds from the Contracts may be insufficient to pay all principal outstanding on the Notes on February 15, 2002, after payment of all interest, and some refinancing or sale of the remaining Contracts may be necessary for full repayment of the Notes on that date, which refinancing or sale cannot be assured. In that event, unless the Company is able to refinance the Notes through other financing sources, the Company will be in default under the Indenture, and there can be no assurance that the proceeds, if any, received by the Trustee as a result of the exercise of its default remedies will be sufficient to repay the Notes in full or of the timing of any such payments.

LACK OF MARKET FOR NOTES

    No public market for the Notes presently exists and none is expected to result from this offering. Noteholders have no right to require redemption of the Notes and may not be able to liquidate their investment in the Notes in the event of an emergency or for any other reason, and the Notes may not be readily accepted as collateral for loans. Accordingly, the Notes should be purchased only by persons who have no need for liquidity in their investment.

DELAYS IN CONTRACT PURCHASES

    To maximize its investment yields, the Company expects to purchase Contracts using the net proceeds from the sale of Notes as soon as practicable following receipt of such proceeds. However, the timing of expenditure of the net proceeds will be based partly on availability of Contract purchases, and cannot be predicted with certainty. In addition, it is expected that the Company will purchase Contracts on a volume basis, thereby potentially further delaying expenditures of the net proceeds. If unforeseen delays occur in the investment of the net proceeds from the sale of Notes in the purchase of Contracts, the Company's overall profitability and ability to repay the Notes could be adversely affected because the yields of its short-term investment alternatives for such funds are expected to be less than the yields anticipated to be received by the Company from the Contracts.

CERTAIN LEGAL MATTERS RELATING TO THE CONTRACTS


    PRIORITY LIENS IN FINANCED VEHICLES. Statutory liens for repairs or unpaid taxes may have priority over a perfected security interest in the Financed Vehicles, and certain state and federal laws permit the confiscation of motor vehicles used in unlawful activity which may result in the loss of a secured party's perfected security interest in a confiscated motor vehicle. Liens for repairs or taxes, or the confiscation of a Financed Vehicle, could arise or occur at any time during the term of a Contract. Notice may not necessarily be given to the Company or the Servicer in the event such a lien arises or confiscation occurs.



    BANKRUPTCIES AND DEFICIENCY JUDGMENTS. Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay the ability of the Servicer to repossess and resell Financed Vehicles or enforce a deficiency judgment. In addition, the Servicer may determine in its discretion that a deficiency judgment is not an appropriate or economically viable remedy, or may settle at a significant discount any deficiency judgment that it does obtain. In the event that deficiency judgments are not obtained, are not satisfied, are satisfied at a discount or are discharged, in whole or in part, in bankruptcy proceedings, the loss will be borne by the Company and may adversely affect the ability of the Company to repay the Notes. See "Certain Legal Aspects of the Contracts--Deficiency Judgments and Excess Proceeds."


    CONSUMER PROTECTION LAWS. Numerous federal and state consumer protection laws impose requirements upon the origination and collection of retail installment contracts and notes. State laws impose finance charge ceilings and other restrictions on consumer transactions and may require certain contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. A risk exists that this liability could affect the ability of the Company, as an assignee of the Contracts, to enforce the Contracts. In addition, certain of these laws make an assignee of such a contract liable to the obligor thereon for any violation by the assignor. Accordingly, the Company, as holder of the Contracts, may be subject to liability to an obligor under one or more of the Contracts. See "Certain Legal Aspects of the Contracts--Consumer Protection Laws."

POTENTIAL CONFLICTS OF INTEREST


    The Company is a subsidiary of SAFH. In addition, the Administrator, which will administer and manage the ongoing operations of the Company, is an affiliate of SAFH by virtue of common ownership.

    The Contracts will be purchased primarily from Fiesta Motors, an automobile dealer owned by Fiesta Motors, LLC, which is affiliated with SAFH by virtue of common ownership. Consequently, the terms of such purchases, including without limitation the purchase price or discount and the quality of the Contracts, will not be determined on an arm's length basis.



    The Administrator administers a number of other note purchasing entities (the "Securitization Subsidiaries"), including entities whose business purposes are or will be, or may include, the purchase and servicing of used motor vehicle retail installment contracts and notes. Purchasing and servicing for such entities will be conducted by the Servicer. Consequently, there may be conflicts of interest among the Servicer and the Administrator with respect to allocation of management time, services, and functions. Furthermore the management of the Administrator and the Servicer are involved in other business enterprises independent of the Company. The management of the Administrator and the Servicer intend to resolve any such conflicts in a manner that is fair and equitable to the Company, but there can be no assurance that any particular conflict will be resolved in a manner that does not adversely affect Noteholders.



    A situation could arise in which the Company and the Securitization Subsidiaries contemporaneously have funds available to invest in Contract packages that the Servicer deems appropriate to be purchased by more than one of such entities. The determination of which entity will purchase or invest in a particular Contract package and what portion, if any, of such Contract package will be purchased for such entity will be based upon the respective periods of time the purchasing entities have been in existence, the cost of the available Contract package, the amount of their unexpended funds and the need to diversify their holdings. In such event, the Servicer intends to exercise good faith and to deal fairly with the respective entities in deciding which entity, if any, is to purchase or invest in a particular Contract package.



    In addition, the Company may purchase Contracts from or sell Contracts to the Securitization Subsidiaries, as determined by the Servicer as the Contract purchaser and servicer on behalf of the Company and by the Servicer in that same role on behalf of the Securitization Subsidiaries. The primary purpose for any such transaction will be to provide for liquidity to the selling entity for the payment of principal and/or interest of notes issued by such entity, including the Notes in the case of the Company. The purchase price for any such Contract to the purchasing entity (including the Company) will be the Purchase Administration Fee paid by the original purchaser plus an amount determined so that the purchasing entity's internal rate of return on its investment in the Contract from the remaining unpaid installments equals the original purchaser's initial internal rate of return on its investment in the Contract, as of its purchase from the Dealer, assuming in both cases that the Contract was paid in full in accordance with its scheduled installments.



    Affiliates of the Administrator provide floor plan or similar financing for various automobile dealers, including Fiesta Motors. "Floor plan financing" refers to assistance provided to dealers in financing their purchases of inventories of automobiles held for sale to customers. The Company may purchase Contracts from time to time from such dealers. In addition, Reliance Service Corporation, which is owned by A. Starke Taylor, III, offers and sells mechanical service agreements to purchasers of automobiles from Fiesta Motors.



    Sales of repossessed Financed Vehicles through retail networks may be conducted by placing the vehicle on the Dealer's lot for sale, or on a lot owned by Fiesta Motors. In either case, the Company will pay all expenses associated with the resale of the repossessed Financed Vehicles. In the case of resales from a lot owned by Fiesta Motors, such expenses will include an allocable portion of the costs of operating the lot based upon the number of cars sold, which will include expenses for salaries for person who are also principals of the Administrator, and repair costs to place the cars in saleable condition charged at 20% mark-up for parts and $30 per hour for labor. Such expenses will generally be comparable in amount to that which would be charged to the Company for resales through unaffiliated lots owned by franchised dealerships providing comparable services.

LACK OF DAMAGE INSURANCE


    The owners of the Financed Vehicles may fail to maintain physical damage insurance. As a consequence, in the event any theft or physical damage to a Financed Vehicle occurs and no such insurance exists, the Company may suffer a loss unless the owner is otherwise able to pay for repairs or replacement or its obligations under the related Contract. If the Company incurs significant losses from uninsured Financed Vehicles, its ability to repay the Notes may be adversely affected.

REDEMPTION OF NOTES; YIELD CONSIDERATIONS

    The Company may elect on any Payment Date to redeem the Notes in whole or in part, thus reducing the term of the Notes. See "Description of the Notes--Redemption". Since prevailing interest rates are subject to fluctuation, there can be no assurance that investors in the Notes will be able to reinvest payments thereon at yields equaling or exceeding the yields on the Notes. It is possible that yields on any such reinvestments will be lower, and may be significantly lower, than the yields on the Notes.

COMPETITION

    The Company will have numerous competitors engaged in the business of buying new and used motor vehicle retail installment contracts and notes at a discount, including affiliates of the Company. In addition, the Company competes to some extent with providers of alternative financing services such as floor plan lines of credit from financial institutions, lease financing and dealer self-financing. National and regional rental car companies, auction houses, dealer groups or other firms with greater financial resources than the Company could elect to compete with the Company in its market. These competitive factors could have a material adverse effect upon the operations of the Company.

SALE OF SMALL AMOUNT OF NOTES

    The offering may be consummated by the Company with the sale of as little as $500,000 in principal amount of the Notes. In the event The Company sells only a small portion of Notes, fewer individual Contracts will be purchased by the Company, and the performance of such smaller pool of Contracts will have a greater effect on the ability of the Company to pay the Notes than if a large portion of the offered Notes are sold. In addition, although most of the Allowed Expenses of the Company will generally vary with the amount of Contracts or Notes, certain fixed fees and expenses payable to the Trustee and for on-going banking, accounting and legal services may not vary in proportion with the amount of Contracts and may be relatively higher if only a small portion of the Notes is sold than if a larger portion of the Notes is sold. Moreover, in the event the fixed Allowed Expenses are higher than expected, the Company's ability to repay a small amount of Notes may be adversely affected. See "Description of the Notes--The Contract Proceeds and Operating Account".

LACK OF PARTICIPATING BROKER/DEALERS


    The Company has not identified any broker/dealers who have agreed to participate in this offering of the Notes. The failure of the Company to obtain the agreements of a significant number of broker/dealers to participate in this offering may increase the likelihood that less than all of the Notes will be sold. The sale of only a small amount of the Notes may adversely affect Noteholders. See "Sale of Small Amount of Notes" above.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of October 9, 1997, and as adjusted to reflect the sale of the Notes offered hereby.

                                                                                      AS OF OCTOBER 9, 1997
                                                                               ------------------------------------
                                                                                                 AS ADJUSTED
                                                                                          -------------------------
                                                                                ACTUAL     MINIMUM       MAXIMUM
                                                                               ---------  ----------  -------------
LIABILITIES
  Notes Due February 15, 2002................................................     --      $  500,000  $  10,000,000
SHAREHOLDER'S EQUITY
  Common stock, $.01 par value, authorized 50,000 shares, 1,000 shares issued
    and outstanding..........................................................  $      10  $       10  $          10
  Additional paid-in capital.................................................  $     990  $      990  $         990
                                                                               ---------  ----------  -------------
TOTAL SHAREHOLDER'S EQUITY...................................................  $   1,000  $    1,000  $       1,000
                                                                               ---------  ----------  -------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY...................................  $   1,000  $  500,000  $  10,000,000
                                                                               ---------  ----------  -------------
                                                                               ---------  ----------  -------------


    The capitalization of the Company reflects its asset based security structure. The Company's only significant assets will be the Contracts, except as set forth below. The costs of the Company's ongoing operations during the term of the Notes, other than Allowed Expenses, will be borne by the Administrator.



    Sovereign Auto Finance, Inc., the Administrator of the Company, has issued its unsecured promissory note to the Company, payable on demand, in the principal amount of $250,000. The note bears interest at the rate of 10% per annum, payable at maturity. Such note constitutes an asset of the Company, and is enforceable by the Company in accordance with its terms. As of February 12, 1998, the Administrator had $350,000 in cash, no liabilities, and stockholders' equity of $350,000.

                                USE OF PROCEEDS

    The following table sets forth the estimated application by the Company of the anticipated proceeds of the sale of the Notes:


                                                                MINIMUM OFFERING           MAXIMUM OFFERING
                                                             -----------------------  --------------------------
Use of Proceeds                                                AMOUNT      PERCENT       AMOUNT        PERCENT
-----------------------------------------------------------  ----------  -----------  -------------  -----------
Sales Commissions to Broker-Dealers (1)....................  $   40,000       8.00%   $     800,000       8.00%
Offering and Organization Expenses (2).....................  $   10,000       2.00%   $     200,000       2.00%
Administration and Management Fee (3)......................  $   27,500       5.50%   $     545,000       5.45%
Purchase of Contracts (including the Purchase
 Administration Fee).......................................  $  422,500      84.50%   $   8,455,000      84.50%
                                                             ----------  -----------  -------------  -----------
Total......................................................  $  500,000     100.00%   $  10,000,000     100.00%
                                                             ----------  -----------  -------------  -----------
                                                             ----------  -----------  -------------  -----------


------------------------

(1) The Company will pay to each participating broker-dealer sales commissions of 8% of the principal amount of the Notes sold by such broker-dealer.


(2) The Company will use up to 2% of the gross proceeds from the sale of the Notes to pay offering and organization expenses, including filing and registration fees, legal fees of the Company's counsel, accounting fees, trustee's fees, escrow agent's fees, "blue sky" expenses and printing expenses. The Administrator has agreed to pay such expenses to the extent they exceed 2% of the gross proceeds from the sale of the Notes.



(3) The Company will pay to the Administrator a fee equal to 5.5% of the gross proceeds from the sale of the Notes (5.0% of the gross proceeds in excess of $9,000,000) for administering and managing the ongoing operations of the Company.



    Other than the foregoing expenses of the Company and the Purchase Administration Fee payable to the Servicer, no other fee, remuneration or reimbursement of expenses will be paid by the Company to the Administrator or the Servicer from the proceeds of this offering.



    Each of the Contracts will be a retail installment sales contract or note originated by a used motor vehicle dealer ("Dealer") and purchased by the Company through the Servicer and will be secured by a used automobile or light-duty truck (a "Financed Vehicle"). The Contracts will be purchased by the Company using (i) the net proceeds from the sale of Notes, (ii) possible Additional Borrowing from the Additional Lender, and (iii) so long as no Event of Default exists, any remaining net collection proceeds from any previously purchased Contracts. Although direct purchases from Dealers are expected to be the norm, the Company may also purchase Contracts that the Servicer or a Securitization Subsidiary has previously purchased. See "Risk Factors--Potential Conflicts of Interest".

                            DESCRIPTION OF THE NOTES

GENERAL


    The Notes will be issued pursuant to an Indenture dated as of         , 1998
(the "Indenture") between the Company and Sterling Trust Company, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Indenture. However, all material terms of the Notes and the Indenture are described in this Prospectus.



    The Notes are general unsecured obligations of the Company and the holders of the Notes will have recourse against the assets of the Company for payment of the Notes, subject to any and all security interests granted to the Additional Lender, if any. Substantially all of the Company's assets will be the Contracts, except as set forth under "Capitalization". The Company has not sought, and is not required by the Indenture or any other document to obtain a rating of the Notes by a rating agency. No person or entity will guarantee payment of the Notes, and the holders of the Notes will have no contractual recourse against the Administrator or the Servicer for payment of the Notes. The Trustee will initially act as the Paying Agent and Registrar.


ISSUANCE OF NOTES; TRANSFERS

    The Notes will be issued in an aggregate principal amount of up to $10,000,000 in fully registered form without any minimum denominations. (Indenture, Section 2.3) The minimum subscription amount for each investor is $4,000 (or $2,000 for Individual Retirement Accounts). The Company may charge a reasonable fee for any transfer or exchange of a Note, except in certain limited circumstances, or for any change of address. (Indenture, Section 2.7)

MATURITY OF THE NOTES

    The Notes will mature on February 15, 2002 (the "Maturity Date"), at which time all outstanding and accrued principal and interest will be fully due and payable.

PAYMENTS OF INTEREST

    Each Note will accrue interest on its outstanding principal balance from the date of issuance at the rate of 11% per annum (computed on the basis of a 360-day year, comprised of twelve 30-day periods). The Company will be required to make monthly payments of interest, paid in arrears. Payments of interest will be due and payable on the 15th day of each successive calendar month during the term of the Note (for interest accruing through the last day of the prior month) commencing with the second full calendar month following the month during which the Note was issued (the "Payment Date") and upon the Maturity Date. Any installment of interest which is not paid when and as due will accrue interest at the lesser of (i) 11% per annum or (ii) the highest lawful rate of interest from the date due to the date of payment, but only to the extent payment of such interest is lawful and enforceable. The effective interest rate of the Notes will be lower than their stated interest rate because each payment of interest will be paid 15 days after the month over which it accrued.

SOURCES OF FUNDS FOR PAYMENT; ACCOUNTS


    The Company expects to use the amounts collected under the Contracts to make the required payments under the Notes. All installments and other proceeds from the Contracts will be deposited in the Collections Account maintained by the Servicer in the Company's name (as described under "The Contract Proceeds and Operating Account" below). (Indenture, Sections 4.1 and 12.2) The Servicer will cause to be issued to each Obligor on a Contract a payment book together with instructions to mail remittances directly to the Collections Account. The Servicer has agreed to deposit all installments and other proceeds, including proceeds from sales of repossessed vehicles, into the Collections Account. If the Collections Account is a lock-box account, the Indenture requires the Servicer to transfer to the Company's Operating Account all amounts in the Collections Account on a periodic basis. (Indenture, Section 12.2)


    Payments of interest on the Notes will be made on each Payment Date by the Trustee or the Paying Agent of the Company out of funds in the Trust Account controlled by the Trustee (as described under "The Trust Account" below). (Indenture, Section 4.1) On or prior to the Business Day immediately preceding each Payment Date occurring prior to February 15, 2002, the Company will transfer to the Trust Account from the Company's Operating Account an amount which, together with any funds in the Trust Account, is sufficient to pay the accrued interest due on the outstanding Notes on such Payment Date. Such transfer must be made before any remaining funds in the Operating Account may be applied by the Company to any other purpose, other than principal and interest payments on Additional Borrowing, if any. (Indenture, Section 4.1)

    On or prior to the business day next preceding February 15, 2002 (the Maturity Date of the Notes), the Company shall cause to be transferred from the Operating Account to the Trust Account an amount which, together with any funds then held in the Trust Account, is sufficient to pay the accrued interest due, and principal owing, on the Notes on such Payment Date. (Indenture, Section 4.1)

RECORD DATES

    All principal and interest payments will be made by check mailed by the Trustee or Paying Agent to Noteholders registered as of the close of business on the first day of the month of the Payment Date (the "Record Dates") at their addresses appearing on the Note Register, except that the final payment of principal and interest on each Note will be made only upon presentation and surrender of such Note at the office of the Paying Agent. (Indenture, Section 5.1)

REDEMPTION

    On any Payment Date, the Company may exercise its right to redeem the Notes, in whole or in part, in accordance with the Indenture. (Indenture, Section 3.1) Any redemption of a Note will be at 100% of the outstanding principal amount thereof, together with interest accrued to the date of redemption, without any premium or penalty. Notice will be given to the Noteholders by first class mail, postage prepaid, mailed not less than 30 days prior to the redemption date. The notice will set forth the redemption date, the redemption price and the name and address of the Paying Agent and will state that the Notes must be delivered to the Paying Agent and that interest on the Notes ceases to accrue on and after the redemption date. (Indenture, Section 3.1)

    In the event that prior to 180 days following the termination date of the offering the Company has been unable to invest the total net proceeds from the sale of the Notes in suitable Contracts, the uninvested net proceeds at such date will be utilized for a mandatory partial redemption of the Notes within 45 days following such date. In such a case, Notes will be redeemed on a random basis, by lot.

THE TRUST ACCOUNT


    The Company has established, in the name of the Trustee, a trust account at Sterling Trust Company (the "Trust Account") into which it will deposit interest and principal payments on the Notes. The Trust Account will relate solely to the Notes. Funds in the Trust Account will not be commingled with any other monies of the Servicer or the Company. All moneys deposited from time to time in the Trust Account will be held for the benefit of the Trustee. Withdrawals of any funds from the Trust Account will be controlled by the Trustee. All payments of amounts due and payable with respect to the Notes which are to be made from amounts withdrawn from the Trust Account will be made on behalf of the Company by the Trustee or by a Paying Agent, and no amounts so withdrawn from the Trust Account will be paid over to the Company. The funds in the Trust Account will be employed by the Trustee or the Paying Agent to pay interest on the Notes on each Payment Date and to make principal payments on the Notes on February 15, 2002 (the Maturity Date of the Notes). Funds in the Trust Account may be invested in Eligible Investments, as directed by the Company, and, during the continuance of an Event of Default, as determined by the Trustee, within the restrictions established in the Indenture. (Indenture, Sections 4.1 and 4.2)

THE CONTRACT PROCEEDS AND OPERATING ACCOUNT


    The Servicer has established an account (the "Collections Account") in the name of the Company and for the sole benefit of the Company. All payments made on or with respect to the Contracts will be deposited in the Collections Account. The Collections Account may be a "lock-box" account at a financial institution where all remittance checks, drafts and other instruments for the Contracts will be deposited for collection by the financial institution as agent for the Company. All Obligors will be requested, through correspondence and/or delivery of payment books, to remit payments under their Contracts directly to the Collections Account. The Servicer has also agreed to deposit in the Collections Account any payment proceeds received directly by the Servicer, including any proceeds from resales of returned or repossessed Financed Vehicles and any recoveries from insurance claims on Financed Vehicles. If the Collections Account is a lock-box account, the Indenture requires the transfer of all of the Company's funds from the Collections Account into a commercial bank account maintained by the Company (the "Operating Account") in its own name for use in holding the Company's funds and in paying the Company's expenditures. Any funds in the Operating Account may be invested daily by the Company in Eligible Investments, subject to the Indenture. (Indenture, Section 4.1)



    Subject to the requirement to pay interest and principal to any Additional Lender, and provided that no Event of Default exists, the Company will have the right to cause the funds contained in the Operating Account to be withdrawn or applied for the following purposes in the following priority; first, through a direct transfer to the Trust Account, to the payment of any interest due on the outstanding Notes on each Payment Date; second, to any amounts due the Trustee for its fees and expenses; third, to the payment of any other Allowed Expenses; fourth, to the deposit to the Trust Account for payment of any principal due on the outstanding Notes on February 15, 2002 (the Maturity Date of the Notes); and, fifth, to the purchase of eligible Contracts, as certified by the Company and the Servicer. The Contract proceeds must be sufficient to satisfy fully any application having higher priority before they may be applied to a use having a lower priority. (Indenture, Section 4.1) The Company and the Servicer will provide monthly reports to the Trustee certifying to the Trustee as to purchasing and servicing activities in relation to the Contracts, the amounts of Allowed Expenses paid from the Operating Account and a reconciliation of deposits and withdrawals from the Operating Account. (Indenture, Section 4.1, 12.9 and 12.10)


    On or before the business day immediately preceding each Payment Date, the Company will cause to be transferred directly from the Operating Account to the Trust Account an amount which, together with any funds in the Trust Account, is sufficient to make all interest payments on the Notes outstanding on such Payment Date. On or prior to the business day immediately preceding February 15, 2002 (the Maturity Date of the Notes), the Company shall cause to be transferred from the Operating Account to the Trust Account an amount which, together with any funds then held in the Trust Account, is sufficient to pay the accrued interest due, and principal owing, on the Notes on such Payment Date. See "Sources of Funds for Payment; Accounts" above.


    The Company may disburse funds from the Operating Account for purposes of payment of Allowed Expenses (including fees payable to the Servicer) except during an Event of Default, in which event only the payment of the fees and expenses of the Trustee will be permitted. On a monthly basis, the Company must provide a report in which it itemizes the Allowed Expenses and certifies that any payments from the Operating Account conform with the Indenture. (Indenture, Section 4.1)

    The "Allowed Expenses" of the Company will be limited to the expenses and fees of the Trustee under the Indenture, fees charged by the Servicer under the Servicing Agreement (including the Contract Servicing Fee, the Purchase Administration Fee and all repossession fees)(the "Servicing Fees"), the Investor Administration Fee charged by the Administrator, title transfer fees, federal, state and local taxes (including corporate franchise taxes and any payment to any of its affiliates as reimbursements for tax payments made by such affiliate on the Company's behalf or benefits accruing from tax losses of such affiliate that are used to offset the taxable income of the Company), legal and accounting fees and printing expenses (excluding offering and organization expenses, but including those otherwise incurred to comply with reporting and other requirements under Federal and state securities laws and for reports, compliance certificates and opinions required by the Indenture), premiums for vehicle value, vendor single interest (VSI), auto loan default, gap or other insurance for the benefit of the Company, charges for vehicle warranty service contracts (including fees paid to Dealers), bank service charges and account fees (including such charges and fees incurred for the subscription escrow account established for the receipt of the proceeds from the offering and sale of the Notes, and for the Collections Account), expenses of repossessing, repairing and liquidating motor vehicle collateral (as to each vehicle, not to exceed the liquidation proceeds from the vehicle), and any insurance proceeds applied to vehicle repairs or required to be refunded to Obligors (collectively the "Allowed Expenses"). See "Management--Certain Relationships and Related Transactions". The Administrator will pay all other general administrative and overhead expenses incurred by the Company. The following table summarizes the Company's estimates of its anticipated Allowed Expenses. See "Purchase and Collection of Contracts--Collection Payments".


                     SUMMARY OF ESTIMATED ALLOWED EXPENSES


ALLOWED EXPENSES                                                       ESTIMATED AMOUNT
------------------------------------------  ----------------------------------------------------------------------
Servicing Fees (paid to the Servicer)
  Contract Servicing Fee                    $20 per month per Contract not assigned for repossession, paid to the
                                            Servicer
  Purchase Administration Fee               The lesser of $500 per Contract purchased, or 5% of the total amount of installments due under the Contract as of the date of purchase, paid to the Servicer
Investor Administration Fee (paid to the
  Administrator, an affiliate of the
  Company)                                  1/12th of 0.5% of the aggregate outstanding principal amount of the
                                            Notes, paid monthly to the Administrator ($208.33 or $4,166.67 per month if minimum or maximum amount, respectively, of Notes is sold)
Trustee Fees
  Acceptance Fee (payable upon execution
    of Indenture)                           $7,000
  Annual Administration Fee
    (billed quarterly)                      $7,500
  Paying Agent/Registrar
    Services                                $4 per year per Note
Note Register Revisions, Transfers,
  Exchanges and Replacement Notes
  (chargeable to Noteholders)               $10 each
  Out-of-Pocket Costs                       Estimated to be minimal
  Expedited Delivery (per delivery, in
    addition to out-of-pocket)              $10 each

ALLOWED EXPENSES                                                       ESTIMATED AMOUNT
------------------------------------------  ----------------------------------------------------------------------
Bank Fees
  Collections Account                       $3,000 to $4,000 (varies with volume) per month
  Operating Account                         $2,000 per year (varies with number of transactions)
  Subscription Escrow Account               $5,000
Accounting Fees
  Annual Audit                              $20,000
  Annual Tax Return                         $3,500
  Annual Compliance Certificate             $3,500
  Printing & Mailing                        $2,500
Repossession, Repair and Liquidation
  Expenses                                  $125 per Financed Vehicle paid to the Servicer, plus expenses estimated to average from $1000 to $1500 for each repossessed vehicle
Vehicle Warranty Repair
  Service Contract                          Average of $750 per Contract (purchased at Obligor's option and usually financed through Contract)
Federal Income Taxes                        Varies with taxable income
Texas Franchise Taxes                       4.5% of taxable income allocated to Texas


    To the extent collected funds are not needed to fund the payments on the Notes or the Additional Borrowing, if any, the purchase of additional Contracts, or the payment of Allowed Expenses of the Company, such funds will remain in the Company's Operating Account.

    Prepayments by Obligors on the Contracts will be treated in the same manner as collection proceeds on the Contracts. Consequently, such prepayments may be used to purchase additional Contracts and will not be required to be passed through to Noteholders as principal payments. See "Risk Factors-- Collections and Repossessions; Performance of Contracts". The Company and, consequently, Noteholders will benefit from any prepayments because the loss of the interest portion of any prepaid installments should be more than offset by the substantial discounts off of principal at which the Contracts were purchased.

    The following chart illustrates the flow of Contract proceeds from the Obligors through the Collections Account and Operating Account to the applications thereof and the priority of the various applications of such proceeds.

             FLOW OF CONTRACT PROCEEDS AND PRIORITY OF APPLICATIONS

  Contract     Installments    Collections      Weekly        Operating       Monthly        Proceeds
  Obligors         >>>>          Account         >>>>          Account         >>>>       Applications(1)

(1) Priority of Monthly Proceeds Applications

    1. Interest and principal on the Notes are paid by Company to Trust Account from Operating Account on or before the business day immediately preceding each Payment Date.

    2. Interest and principal on the Notes are paid by Trustee to Noteholders from transfers to Trust Account.

    3.  Trustee's fees and expenses are paid by Company from Operating Account.

    4.* Other Allowed Expenses are paid by Company from Operating Account.

    5.* Any remaining proceeds are used to purchase additional eligible
       Contracts.

------------------------

* Applications described in 4 and 5 above are prohibited during an Event of Default.

ADDITIONAL INDENTURE PROVISIONS

    MODIFICATION OF INDENTURE. With the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Notes, the Trustee and the Company may amend or supplement the Indenture or the Notes, except as provided below. Notice of any such amendment of the Indenture or the Notes will be mailed to all holders of the Notes by the Company promptly after the effectiveness thereof. Without the additional consent of the holder of each Outstanding Note affected, however, no supplemental indenture will, among other things, (a) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the rate of or extend the time for payment of interest on any Note, (c) reduce or extend the maturity of the principal of any Note, or (d) make any Note payable in money other than that stated in the Note. (Indenture, Section 9.2) For the purpose of consents of Noteholders, the term "Outstanding" excludes Notes held by the Company or its Affiliates. (Indenture, Section 1.1)

    The Company and the Trustee may also amend or supplement the Indenture or the Notes, without obtaining the consent of Noteholders, to cure ambiguities or make minor corrections and, among other things, to make any change that does not materially adversely affect the interests of the Noteholders. (Indenture, Section 9.1)

    EVENTS OF DEFAULT. An event of default ("Event of Default") with respect to the Notes is defined in the Indenture as being: (a) a failure by the Company to make any interest payment on the Notes within 30 days after it becomes due; (b) a failure by the Company to make any principal payment on the Notes at maturity or otherwise within 30 days after it becomes due; (c) the impairment of the validity or effectiveness of the Indenture, the improper amendment or termination of the Indenture, or the failure of the Company to comply with any of the covenants of the Company in the Indenture, and the continuance of any such default for a period of 30 days after notice to the Company by the Trustee or to the Company and the Trustee by the registered holders of Notes representing at least 25% of the aggregate principal amount of the outstanding Notes; (d) the incorrectness in any material respect of a representation or warranty of the Company in the Indenture (exclusive of representations and warranties as to individual Contracts that the Servicer is obligated to, and does, repurchase from the Company) and the failure to cure such circumstances or condition within 30 days of notice thereof to the Company by the Trustee or the registered holders of Notes representing at least 25% of the aggregate principal amount of the outstanding Notes; or (e) certain events of bankruptcy of the Company. (Indenture, Section 6.1)

    RIGHTS UPON EVENT OF DEFAULT. In case an Event of Default should occur and be continuing, the Trustee may, or at the direction of the registered holders of Notes representing at least 25% of the principal amount of the outstanding Notes will, declare the Notes due and payable. Upon such declaration, the Notes will immediately become due and payable in an amount equal to their remaining principal amount plus accrued interest at such time. Such declaration may under certain circumstances be rescinded by the registered holders of a majority of the aggregate principal amount of the outstanding Notes. (Indenture, Section 6.2)

    If, following an Event of Default, the Notes have been declared due and payable, the Trustee may exercise one or more of its remedies including, in its discretion, the right to make demand and institute judicial proceedings in equity or law for the collection of all amounts then payable on the Notes, or under the Indenture, whether by declaration or otherwise, enforce all judgments obtained, and collect from the Company moneys adjudged due. (Indenture, Section 6.3)

    The registered holders of a majority of the aggregate principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may refuse, however, to follow any such direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of Noteholders not joining in such direction or that would involve the Trustee in personal liability. (Indenture, Section 6.5) The registered holders of a majority of the aggregate principal amount of the outstanding Notes may also waive any default, except a default in respect of a covenant or provision of the Indenture which cannot be modified without the waiver or consent of each holder of Notes affected. (Indenture, Section 6.4)

    No holder of Notes will have the right to pursue any remedy with respect to the Indenture or the Notes, unless (a) such holder gives to the Trustee written notice of a continuing Event of Default, (b) the registered holders of a majority of the aggregate principal amount of the outstanding Notes have made a written request to the Trustee to pursue such remedy, and have offered the Trustee indemnity satisfactory to the Trustee against loss, liability or expense, (c) the Trustee does not comply with the request within 60 days, and
(d) the Trustee has received no contrary direction during such 60-day period from the registered holders of Notes representing a majority of the principal amount of the outstanding Notes. (Indenture, Section 6.6)

    RESTRICTIONS ON BUSINESS ACTIVITIES AND ADDITIONAL INDEBTEDNESS. The Company has made certain covenants in the Indenture that restrict its business activities and prohibit certain transactions by the Company. The Company has agreed, among other things, that, without the consent of the registered holders of a majority of the aggregate principal amount of the Notes then outstanding, it will not (i) engage in any business or activity other than or in connection with the purchase, collection and servicing of the Contracts, the repossession and resale of the Financed Vehicles and the raising of debt and equity capital, and any other incidental businesses or activities or (ii) create, incur, assume or in any manner become liable in respect of any indebtedness other than the Notes, any Allowed Expenses, and Additional Borrowing and any other amounts incurred in the ordinary course of the Company's business. In addition, the Company has agreed not to dissolve or liquidate in whole or in part or to merge or to consolidate with any corporation, partnership or other entity other than another direct or indirect wholly-owned subsidiary of an affiliate of the Company or the Servicer whose business is restricted in the same manner as the Company's business under clause (i) above. (Indenture, Section 5.9)


    ANNUAL ACCOUNTANTS' REPORT. The Company will be required to file annually with the Trustee a report of a firm of independent public accountants as to their examination of the financial statements of the Company. (Indenture, Section 5.7)


    TRUSTEE'S ANNUAL REPORT. The Trust Indenture Act of 1939 requires the Trustee to mail annually to all holders of Notes a brief report if any of certain events occur. These events include any change in the Trustee's eligibility and qualifications to continue as the Trustee under the Indenture, any amounts advanced by it under the Indenture, the amount, interest rate and maturity date of certain indebtedness, if any, owing by the Company to the Trustee in its individual capacity, and any action taken by it which materially affects the Notes and which has not been previously reported. (Indenture, Section 7.6)

    SATISFACTION AND DISCHARGE OF THE INDENTURE. The Indenture will be discharged, with certain limitations, upon deposit with the Trustee of funds sufficient for the payment or redemption of all of the Notes. The duties of the Company to the holders of Notes will cease upon such deposit. (Indenture, Section 8.1)

    DUTIES OF TRUSTEE. If an Event of Default has occurred and is continuing, the Trustee is obligated, under the Indenture, to exercise such of its rights and powers and to use the same degree of care and skill in the exercise of such rights and powers as a prudent man would exercise or use under the circumstances in his own affairs. Except during an Event of Default known to the Trustee, the Trustee may rely, in the absence of bad faith, on certificates and opinions furnished to it. Generally, the Trustee is not relieved from liability for its own negligence or willful misconduct except that it is not liable (i) if it acted in good faith in accordance with a direction from the Holders of not less than a majority in principal amount of the Notes, or (ii) for any error in judgment made in good faith and without negligence in ascertaining the pertinent facts. The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. (Indenture, Section 7.1) The Trustee may refuse to exercise any right or power at the request or direction of the holders of Notes, unless such holders offer to the Trustee reasonable security or indemnity against the costs, expenses or liabilities that might be incurred by it in compliance with such request or direction. (Indenture, Section 7.2)

    THE TRUSTEE. Sterling Trust Company, a trust company organized and existing under the laws of the State of Texas, is the Trustee under the Indenture for the Notes. The Company is obligated to pay the fees and expenses of the Trustee relating to the Notes. (Indenture, Section 7.7)

THE SERVICING AGREEMENT


    The Company anticipates that it will grant to the Additional Lender, if any, a security interest in all of its rights under the Servicing Agreement. In addition, the Company anticipates that, in the event of the occurrence and continuation of a default under the Servicing Agreement by the Servicer, the Additional Lender may direct the Company to, and the Company will, terminate all of the rights and powers of the Servicer under the Servicing Agreement. Upon such termination, all rights, powers, duties, obligations and responsibilities of the Servicer with respect to the related Contracts (except for any obligation of the Servicer to indemnify the Company) will vest in and be assumed by the Company or any servicing agent that the Company may designate; provided, however, that the Servicer will continue to be obligated to transfer funds of the Company to the Operating Account.


POSSIBLE ADDITIONAL BORROWING

    In addition to the Notes, the Company intends to pursue another lending source (the "Additional Lender") to borrow funds (the "Additional Borrowing") with which to purchase additional Contracts. The Additional Lender may be a bank or an institutional lender such as an insurance company. The Company anticipates that any borrowings from the Additional Lender will be secured by first priority security interests in all the Contracts owned by the Company, and that both interest on and principal of such borrowings will be repaid from collection proceeds of such Contracts. As of the date of this Prospectus, the Company has not obtained a commitment for Additional Borrowing from an Additional Lender, and no assurance can be made that any Additional Borrowing will be obtained.


    To secure the Additional Borrowing, the Company will grant a security interest or lien in collateral which may consist of the Company's right, title and interest in any or all of the following: (a) the Contracts (including Contracts purchased with the net proceeds of this offering), together with all payments and instruments received with respect thereto, (b) the Servicing Agreement, (c) the Operating Account and all funds (including investments) therein, (d) all repossessed or returned Financed Vehicles, and (e) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid property. The security interest granted to the Additional Lender in the Contracts will be perfected by delivery of such Contracts and related title documents to the Additional Lender, or other financial institution appointed by the Additional Lender to act as custodian and bailee of the Contracts and related title documents for the benefit of the Additional Lender. Such Additional Borrowing may also be accomplished by placing the Contracts into a wholly-owned, limited purpose subsidiary which would be formed for the sole purpose of serving as the borrower.

                                  THE COMPANY

GENERAL


    Sovereign Credit Finance II, Inc. (the "Company") was incorporated in the state of Texas on October 9, 1997. The Company is a subsidiary of Sovereign Auto Finance Holdings, Inc., a Texas corporation. The principal offices of the Company are located at 4015 Beltline Road, Building B, Dallas, Texas 75244. The telephone number is (972) 960-5500.



    Sovereign will administer and manage the ongoing operations of the Company. Other than the Allowed Expenses, the Administrator will pay all general administrative and overhead expenses incurred by the Company. The Company will pay to the Administrator a fee equal to 5.5% of the gross proceeds from the sale of the Notes (5.0% of the gross proceeds in excess of $9,000,000) for its services to the Company.


BUSINESS OF THE COMPANY


    The Company was established for the sole purposes of purchasing, collecting and servicing motor vehicle retail sales installment contracts and obligations, obtaining capital through borrowings or through sale of debt or equity securities in order to invest in such contracts and obligations, and all related business activities. The motor vehicle retail installment contracts and notes to be purchased by the Company (the "Contracts") will be purchased at discounts ranging generally from 25% to 45% of the aggregate remaining unpaid installments thereof and will be secured by used automobiles and light trucks (the "Financed Vehicles"). The Contracts will be originated by automobile dealers ("Dealers"). The Company anticipates that it will purchase its Contracts primarily from Fiesta Motors, a Dealer owned and operated by Fiesta Motors, LLC, a Texas limited liability company ("Fiesta Motors"). Fiesta Motors is an affiliate of SAFH, of which the Company is a wholly-owned subsidiary. The Contracts may also be purchased from a network of other Dealers organized by the Servicer and currently located primarily in metropolitan areas in Texas and in Tennessee. The Company will not participate in or directly finance the retail sales by the Dealers of the Financed Vehicles from which the Contracts will arise. The Dealers generate the Contracts and offer them for sale on a non-exclusive basis to the Company. The Dealers forego some profit on each Contract sold to the Company in exchange for an immediate return of their invested capital.


    The funds necessary to purchase the Contracts will initially be provided from the sale of the Notes offered hereby. Subject to the prior payment of interest and principal due upon the Notes and the Additional Borrowing, if any, and Allowed Expenses, the collection proceeds from the Contracts will be used to purchase additional Contracts so long as no Event of Default exists. Upon the payment in full of all principal and interest on the Notes, the Indenture will terminate. While the Notes remain outstanding, the Company will be prohibited from engaging in any business other than the purchase, collection and servicing of the Contracts (including repossession and resale of the vehicle collateral) and from incurring any additional indebtedness other than the Additional Borrowing, Allowed Expenses and any other amounts incurred in the ordinary course of its business.


    The Contracts purchased by the Company will relate primarily to Financed Vehicles in the middle range of the market for used automobiles and light-duty trucks, where consumer retail prices range from $5,000 to $18,500. Consumer used motor vehicle receivables are management and collection intensive and require constant supervision, review and knowledge of repossession and resale services. The Servicer, and its contractors, will attempt to provide this industry expertise. In this regard, the Servicer will utilize predetermined purchasing and collection criteria established in the Indenture and the Servicing Agreement with respect to the Contracts.



    The Company has no material properties, assets (except as set forth under "Capitalization"), operating history or pending legal proceedings. The Company and the Servicer intend to obtain any licenses that may be required in any state where it purchases and collects Contracts. The Servicer has registered, and the Company will register, with the Texas Consumer Credit Commissioner as a holder of motor vehicle retail installment contracts.


BUSINESS OF THE ADMINISTRATOR, THE SERVICER AND THE SECURITIZATION SUBSIDIARIES



    Beginning in January 1991, Sovereign Credit Corporation ("SCC"), which prior to February 6, 1998 was beneficially owned and managed by the beneficial owners and management of the Administrator, organized various limited partnerships (the "Limited Partnerships") which have engaged in the business of acquiring notes, accounts receivable and other evidences of indebtedness from the RTC, the FDIC, credit unions, lending institutions and other sources. Beginning in October 1993, SCC organized a number of other entities (the "Securitization Subsidiaries") which have issued notes to investors and used the net proceeds thereof to purchase consumer contracts and notes created by the retail sale and financing of used automobiles and light trucks. See "Information Regarding the Securitization Subsidiaries." SCC also served as the administrator of each of the Limited Partnerships and Securitization Subsidiaries. As used herein, the term "Securitization Subsidiaries" does not include the Company.



    The Servicer was formed as a Texas corporation in January 1991 for the purpose of purchasing, servicing and collecting various financial notes on behalf of the Limited Partnerships and the Securitization Subsidiaries. As of the date of this Prospectus, these are the only activities conducted by the Servicer. Prior to February 6, 1998, the Servicer was also managed and beneficially owned primarily by the management and beneficial owners of the Administrator.



    The Administrator was formed as a Texas corporation in January 1998. On February 6, 1998, SCC transferred all the administration functions of SCC with respect to the Limited Partnerships and Securitization Subsidiaries to the Administrator, and the beneficial owners of SCC and the Servicer sold their beneficial ownership interest therein to a third party. The Servicer and SCC are both now owned and managed separately from the Administrator, the Limited Partnerships and the Securitization Subsidiaries. The Servicer continues to purchase, service and collect financial notes on behalf of the Limited Partnerships and the Securitization Subsidiaries, and SCC no longer has any role with respect to those entities.



    The Administrator and the Servicer both maintain their offices at 4015 Belt Line Road, Building B, Dallas, Texas 75244. The telephone number is (972) 960-5500.


                      PURCHASE AND COLLECTION OF CONTRACTS


    The Contracts will be purchased and serviced on behalf of the Company by the Servicer under the Master Contract Purchase Agreement and the Servicing
Agreement, each dated as of         , 1998 (collectively, the "Servicing
Agreement"), between the Company and the Servicer. A copy of each of the documents constituting the Servicing Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. In addition, the Servicer has joined in the execution of the Indenture for the purpose of making certain agreements and representations regarding the purchasing and servicing of the Contracts with the Trustee for the benefit of Noteholders. The following summaries do not purport to be complete and are subject to and qualified in their entirety by reference to, the provisions of the Servicing Agreement and the Indenture, and where particular provisions or terms used in the Servicing Agreement or the Indenture are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of such summaries. References herein to the "Servicer" are to the Servicer and any successor or permitted assignee of the Servicer performing the duties of the Servicer under the Servicing Agreement.


GENERAL

    Pursuant to the Servicing Agreement, the Company may request the Servicer to solicit from Dealers offers to sell to the Company eligible Contracts, and the Servicer is obligated to use reasonable efforts to solicit from Dealers offers to sell to the Company eligible Contracts upon receiving any such request. The

Company will be obligated to purchase all Contracts offered for sale by Dealers through the Servicer up to the dollar amount specified in the Company's request if the offered Contracts satisfy the purchasing criteria set forth in the Servicing Agreement. The Company's cost for each Contract will equal the purchase price payable to the Dealer for the Contract, including any incentives paid to the Dealer on a per Contract basis such as a volume bonus.

    The Servicing Agreement and the Indenture establish certain criteria to govern Contract purchases. (Master Contract Purchase Agreement, Exhibit B; Indenture, Exhibit A) The Servicing Agreement also establishes criteria to govern Contract servicing, including the performance of certain collection and collateral management activities. If the Servicer fails to comply with these criteria, the Company may terminate the Servicing Agreement and may appoint another servicer. (Servicing Agreement, Exhibit A and Section 9) The Servicing Agreement allows the Servicer to contract with industry-qualified third parties to perform its obligations thereunder. The performance by any third party will not relieve the Servicer from liability for its obligations under the Servicing Agreement. (Servicing Agreement, Section 1)

CONTRACT PURCHASE CRITERIA


    The Company has designed certain criteria as to the price, purchase discount, term, down payment, installments and interest rate for the Contracts and the price, cost to the Dealer, average wholesale value, age, mileage and make of the Financed Vehicles to qualify for purchase by the Company under the Servicing Agreement and the Indenture. The Company believes that the most significant of these criteria, in general, are as follows:


     a) The purchase price for each Contract must involve an initial payment to the Dealer (i) of no more than 90% of principal plus accrued interest (pay-off balance) of such Contract at the time of purchase, and (ii) which does not exceed the average retail value for the related Financed Vehicle plus tax, title, license and warranty.

     b) The Contracts generally will have original terms that are 44 months or less, although 54 month terms will be permitted where the Financed Vehicle is a 1991 or later model, or where lower depreciation or stronger credit history justifies a 54 month term. The Contracts will equally amortize their principal balance over their respective terms.


     c) The age of each Financed Vehicle will generally be seven years or less for automobiles or eight years or less for trucks, although the Servicer may purchase Contracts secured by Financed Vehicles which are older, if in its judgement the economics justify such a purchase.



     d) The mileage of each Financed Vehicle may not generally exceed 125,000 miles for automobiles or 135,000 miles for trucks, regardless of the year model. The mileage limit will be less for later year models. In the event mileage of a Financed Vehicle exceeds such limits, the Dealer is typically required to guarantee payments under the applicable Contract.


     e) The Obligors on the Contracts are generally required to make a down payment in cash plus net trade-in allowance of at least approximately 10% of the Dealers' costs (excluding sale preparation expenses) in the Financed Vehicles, although there are no express minimum ratios of unpaid installments under the Contracts at the time of their origination by the Dealers to the retail sale price or the wholesale value of the Financed Vehicles.

     f) The interest rate on the Contracts must not violate any applicable usury laws.

     g) The Obligors on the Contracts must have supplied certain credit information, and credit verification procedures must have been performed by the Servicer in a manner commensurate with standard industry practice.

    Contracts may be purchased which do not meet the criteria specified in (a) through (e) above if in the Servicer's good faith judgment, purchasing such Contracts would be in the best interests of the Company.

The Company may pay a higher purchase price for seasoned Contracts. The Company will not decline to purchase Contracts offered by the Servicer that do not meet the criteria because the relationship is not arm's length. Generally, the "creditworthiness grade" of the Obligors on the Contracts will be "D".

    With respect to the credit information to be supplied by the Obligors on the Contracts, the Company has established certain credit criteria to be satisfied by each Obligor. In order to satisfy these criteria, an Obligor, among other things, must be able to provide verifiable personal references, must have a valid driver's license, must have been a resident of the local area of origination for a minimum of six months, and must be at least 18 years of age. In order to verify the foregoing information in accordance with the Company's expectations of standard industry practice, the Servicer will be required to obtain from the Dealer a copy of the credit application executed by the Obligor which contains the necessary information, to verify by telephone or otherwise the Obligors' addresses, employment and personal references and to obtain a credit report from a credit reporting agency.


    The Company may purchase Contracts from Dealers subject to the requirement that the selling Dealer repurchase any Contract that becomes overdue for more than 60 days, although the terms of any such requirement for any particular Dealer or group of Contracts purchased will be determined by the Servicer and such Dealer.



    The Company may also purchase Contracts which are lease agreements for Financed Vehicles. The Servicer has not previously purchased lease agreements, and has not established purchase guidelines therefor.


    Although most state laws mandate that owners maintain liability insurance for damages arising from their use of a motor vehicle, the owners of the Financed Vehicles may fail to maintain physical damage insurance and the Servicing Agreement does not require that the Obligors on the Contracts maintain such insurance as a criterion for Contract purchase. In many cases, the Servicer or the Company will be named as a loss payee under the Obligor's automobile insurance policy. The Company may suffer a loss upon any theft or physical damage of any Financed Vehicles if the Obligor does not maintain physical damage insurance and is otherwise unable to pay for repairs or replacement or its obligations under the related Contract. In addition, the Company may not require verification of physical damage insurance coverage for Financed Vehicles in connection with certain Contract packages it purchases, and may purchase some packages knowing that some or all of the related Financed Vehicles are without physical damage insurance coverage. See "Risk Factors--Lack of Damage Insurance."

    The Servicer represents and warrants in the Servicing Agreement and the Indenture, among other things, that (i) each Contract met at the time of its purchase from the originating Dealer in all material respects all purchasing criteria set forth on Exhibit A of the Master Contract Purchase Agreement; (ii) at the date of purchase, the Contracts are free and clear of all security interests, liens, charges and encumbrances and no offsets, defenses, or counterclaims against the Company or Dealers have been asserted or threatened;
(iii) at the date of purchase, each of the Contracts is or will be secured by a first security interest in the Financed Vehicle which serves as collateral for the Contract; and (iv) each Dealer from which the Company purchases Contracts will be required to represent and warrant to the Company that each Contract, at the time it was originated, complied, and at the date of purchase of the Contract, complies in all material respects with applicable federal and state laws, including consumer credit, truth in lending, equal credit opportunity and disclosure laws. (Master Contract Purchase Agreement, Section 7; Indenture,
Section 12.16) If the Company, the Servicer or the Trustee discovers that any of such representations or warranties was incorrect in any material respect with respect to a Contract, the Servicer is required to cure the defect or purchase the Contract from the Company. (Indenture, Section 12.17) The Servicer also covenants in the Indenture that it will take all actions necessary or desirable to maintain perfection and priority of the security interest granted under the Contract in the Financed Vehicle. (Indenture, Section 12.1)

DEALER CRITERIA

    Contracts will generally be purchased from Dealers who meet the following criteria:

    - A net worth, exclusive of goodwill or other intangible values, of at least $100,000, or a parent, affiliate or predecessor which meets the net worth criterion;

    - A minimum of one year of successful operation as an automobile dealer, as evidenced by financial statements or prior tax returns;


    - Experienced contract loss rates during the immediately preceding year acceptable to the Servicer; and


    - Verifiable banking references.


    The Servicer does not specifically limit the number of Contracts originated by any one Dealer that may be included in the Contracts inventory at any one time.



    The Company anticipates that it will purchase its Contracts primarily from Fiesta Motors, an affiliate of SAFH. Fiesta Motors meets each of the above criteria.


COLLECTION OF PAYMENTS


    Under the Servicing Agreement, the Servicer is obligated to exercise discretionary powers involved in the management, administration and collection of the Contracts and to bear all costs and expenses incurred in connection therewith, except as described below under "Servicing Fees and Expenses". The Servicer is obligated to use the same care and apply the same policies that it would exercise if it owned the Contracts. (Servicing Agreement, Section 1)


    The Servicer is obligated to instruct all Obligors under the Contracts to make all payments to the Collections Account. (Servicing Agreement, Section 6) Any material extensions, modifications, or acceptances of partial payments by Obligors, and any related necessary Contract amendments or default waivers by the Servicer, must be approved by the chief credit officer or president of the Servicer. (Servicing Agreement, Exhibit A) Under the Indenture and the Servicing Agreement, the Servicer is required to pursue repossession, subject to compliance with all state and federal laws relating thereto, of the Financed Vehicle securing any Contract whose Obligor (i) is past due by at least three scheduled installments in the case of bi-weekly or semi-monthly installments or two scheduled installments in the case of monthly installments, and (ii) has failed for 30 days, in the case of bi-weekly or semi-monthly installments, or 45 days, in the case of monthly installments, to remit any sums against the obligations under the Contract. (Indenture, Section 12.7; Servicing Agreement, Exhibit A) The Servicer may commence repossession sooner if it deems such activity to be prudent and in the best interests of the Company and the Servicer. The Servicer is also required to document the reasons for each chargeoff of any material unpaid amount from an Obligor under any Contract. (Servicing Agreement, Exhibit A) As indicated by the foregoing repossession requirements, to maximize its return, the Company prefers to continue collecting installments on the Contract despite a missed installment by the Obligor in lieu of repossession of the vehicle. See "Risk Factors--Collections and Repossessions; Performance of Contracts".

    The Servicer is required to deliver monthly to the Company a report certifying that all Contracts managed by the Servicer were serviced in material accordance with the Servicing Agreement and that the Servicer is not in default under the Servicing Agreement. The report also will contain collection information on each Contract since the date of the last such report and a reconciliation of the deposits into and withdrawals from the Operating Account. (Indenture, Exhibit B) If the Servicer fails to remit collections on the Contracts to the Collections Account when due, and continues such failure for five business days, or to service and collect amounts due from the Obligors in accordance with the servicing criteria established by the Servicing Agreement, or if certain bankruptcy or insolvency proceedings occur, the Company has the right to terminate all rights and obligations of the Servicer under the Servicing Agreement and to transfer servicing rights to a successor servicer. (Servicing Agreement, Section 10)


SERVICING FEES AND EXPENSES



    The Servicer is entitled under the Servicing Agreement to receive a fee (the "Contract Servicing Fee") of $20 per month per outstanding Contract that has not been assigned for repossession, plus all late fees. (Servicing Agreement, Section 3) Such fee will also be paid to the Servicer with respect to Contracts serviced or collected by third parties with which the Servicer has contracted. The Contract Servicing Fee is intended to compensate and reimburse the Servicer for administering the collection of the Contracts, including collecting and posting all payments, responding to inquiries of Obligors on the Contracts, investigating delinquencies, sending payment coupons to Obligors, reporting any required tax information to Obligors, paying costs of collections and policing the Financed Vehicles. The Contract Servicing Fee will also compensate the Servicer for furnishing monthly and annual statements to the Company and the Trustee with respect to expenditures and receipts, and generating information necessary for the Company to prepare all required federal and state income tax returns. The Company will reimburse the Servicer for all direct charges incurred in connection with servicing the Contracts, perfecting the Company's security interest in collateral securing the Contracts and protecting the interests of the Company in the event of default on any of the Contracts, including without limitation, amounts required to pay prior liens that must be paid, local, state or federal taxes pertaining to the collateral, the costs of maintaining, perfecting and obtaining liens and/or foreclosing thereon, and attorneys fees in connection with the foregoing.


    Under the Indenture, the Servicer will also be entitled to reimbursement, as an Allowed Expense, of its expenses incurred in the repossession, repair and sale of any Financed Vehicle to the extent of the related proceeds from its sale or from any recovery on a related insurance policy. (Indenture, Section 12.7) In addition, subject to prior payment of any amounts owing on the Notes or to the Trustee, the Servicer will be paid, as an Allowed Expense, the lockbox fees, account fees and bank service charges relating to the Collections Account.

    The Servicer will receive a monthly fee (the "Purchase Administration Fee") from the Company equal to the lesser of $500, or 5% of the total amount of installments due under the Contract as of the date of purchase for the Company, for each Contract purchased during the preceding calendar month period. The Purchase Administration Fee is intended to compensate and reimburse the Servicer for administrating the purchase of the Contracts, including receipt and approval of dealer drafts and Contract transfer documents, monitoring compliance with purchase criteria, creation of Contract files, communications with selling Dealers, and other related activities.


    The Servicer may charge a processing fee to the various Dealers, other than Fiesta Motors, from which it purchases Contracts on behalf of the Company, which fee is currently $275 per Contract purchased. The Servicer may pay a portion of such fee, in the amount of $50 per Contract purchased, to one or more third parties as a finder's fee in connection with the purchase of each Contract. The Servicer eserves the right to increase the amount of the processing fee which it charges from time to time, and to increase or decrease the amount of the finder's fee.



    In some cases, the Servicer may contract with third parties, including the Dealers which originated the Contracts, to perform certain servicing and/or collection services with respect to some Contracts. The Servicer may also maintain offices for collection and servicing purposes at the premises of Dealers from which the Company purchases Contracts.



    The Servicer will make reasonable efforts to collect all payments due with respect to the Contracts in a manner consistent with the Servicing Agreement. Consistent with its normal procedures, the Servicer may, in its discretion, arrange with the Obligor on a Contract to defer or modify the payment schedule. When the Servicer determines that eventual payment in full of a Contract is unlikely, it will follow its normal practices and procedures to realize upon the Contract, including the repossession of the Financed Vehicle securing the Contract, or the taking of any other action permitted by applicable law. In this regard, the Company will pay the Servicer a fee equal to $125 for each repossession of a Financed Vehicle.


DEALERS

    The Dealers will originate the motor vehicle retail installment contracts and notes to be purchased by the Company. The economic incentive motivating a Dealer to sell Contracts to the Company is maximization of return on the Dealer's invested capital. Although the Dealer may make less profit per transaction, because the cost of the automobile to the Dealer is recouped immediately upon sale of the contract or note, and the Dealer does not have to wait for future installment payments on the contract or note, the Dealer can purchase and sell more automobiles and increase net profit through increased inventory turnover.


    The Company anticipates that it will purchase its Contracts primarily from Fiesta Motors, a Dealer owned and operated by Fiesta Motors, LLC, a Texas limited liability company. Fiesta Motors is an affiliate of SAFH.



    The Company believes that Fiesta Motors, together with other Dealers with which the Servicer presently conducts business, should generate sufficient eligible Contracts for purchase by the Company. The Company believes that the Servicer will be able to adequately handle the servicing of all Contracts purchased by the Company with the net proceeds from the sale of the Notes.


THE SERVICER


    Sovereign Associates, Inc. is the Servicer under the Servicing Agreement. The Servicer is owned and managed separately from the Company, the Administrator, and SAFH. See "Management--Certain Relationships and Related Transactions". The Servicer was incorporated in January, 1991 and commenced purchasing and servicing of motor vehicle retail installment contracts in June, 1993.

                             INFORMATION REGARDING
                        THE SECURITIZATION SUBSIDIARIES


DELINQUENCY, REPOSSESSION AND COLLECTIONS


    The following table sets forth delinquency, repossession, collections, and other information regarding the Securitization Subsidiaries from June 1, 1993 (the date the Servicer began servicing motor vehicle retail installment sales contracts) through December 31, 1997. There can be no assurance that the future performance of the Contracts purchased by the Company, including future delinquency and loss experience, will be similar to that set forth in the following tables. The information shown in the first table is for Contracts purchased primarily from Dealers unaffiliated with the Administrator, the Servicer, or SAFH. The Servicer no longer purchases Contracts from many of these Dealers. The information shown in the second table is derived from the first table, and is for Contracts purchased from Fiesta Motors. The Company intends to purchase its Contracts primarily from Fiesta Motors.



                      DELINQUENCIES OF ALL MOTOR VEHICLES
                       RETAIL INSTALLMENT SALES CONTRACTS
                          AS OF DECEMBER 31, 1997 (1)



                                                 NUMBER OF                  UNPAID
                                                  ACTIVE      PERCENT    INSTALLMENTS     PERCENT
TOTAL DAYS PAST DUE (2)                          CONTRACTS   OF TOTAL         (3)        OF TOTAL
----------------------------------------------  -----------  ---------  ---------------  ---------
0 - 30........................................       2,987       55.21%  $  20,362,116       58.59%
31 - 60.......................................         858       15.86%  $   4,848,067       13.95%
61 - 90.......................................         405        7.49%  $   2,977,408        8.57%
over 91.......................................       1,160       21.44%  $   6,567,430       18.90%
                                                     -----   ---------  ---------------  ---------
All Active Contracts..........................       5,410      100.00%  $  34,755,021      100.00%
                                                     -----   ---------  ---------------  ---------
                                                     -----   ---------  ---------------  ---------



(1) The information shown is for Contracts purchased primarily from Dealers unaffiliated with the Administrator, the Servicer, or SAFH.



(2) It is the Servicer's general policy to initiate repossession efforts after obligors (i) are past due by at least three scheduled installments in the case of bi-weekly or semi-monthly installments or two scheduled installments in the case of monthly installments, and (ii) have failed for 30 days, in the case of bi-weekly or semi-monthly installments, or 60 days, in the case of monthly installments, to remit any sums against the obligations under the contract. Accordingly, some contracts are shown as active even though repossession efforts have commenced.


(3) Includes principal and remaining finance charges.


                        DELINQUENCIES OF MOTOR VEHICLES
        RETAIL INSTALLMENT SALES CONTRACTS PURCHASED FROM FIESTA MOTORS
                          AS OF DECEMBER 31, 1997 (1)



                                                                          UNPAID
                                                                       INSTALLMENTS
TOTAL DAYS PAST DUE (2)                      CONTRACTS      TOTAL           (3)          TOTAL
-----------------------------------------  -------------  ----------  ---------------  ----------
0 - 30...................................          453         75.63%  $   7,918,130        76.92%
31 - 60..................................           64         10.68%  $   1,074,854        10.44%
61 - 90..................................           23          3.84%  $     365,739         3.55%
over 91..................................           59          9.85%  $     935,851         9.09%
                                                   ---    ----------  ---------------  ----------
All Active Contracts.....................          599        100.00%  $  10,294,573       100.00%
                                                   ---    ----------  ---------------  ----------
                                                   ---    ----------  ---------------  ----------


(1) The information shown is derived from the above table, and is for Contracts purchased from Fiesta Motors.

                 ADDITIONAL SELECTED DATA FOR ALL MOTOR VEHICLE
                    RETAIL INSTALLMENT SALES CONTRACTS FROM
                   JUNE 1, 1993 THROUGH DECEMBER 31, 1997 (1)



                                                               PERCENT OF                   PERCENT OF
                                                    NUMBER        TOTAL         AMOUNT         TOTAL
                                                  -----------  -----------  --------------  -----------
Writeoffs (2)...................................       2,492        17.50%  $   20,137,181       16.83%
Repossessions (3)...............................       2,768        19.44%  $   21,511,559       17.98%
Proceeds from Repossessions (4).................       2,118        14.87%  $   12,256,602       10.24%
Inventory of Repossessions (5)..................         372         2.61%  $      458,745        0.38%
Total Contracts Purchased (6)...................      14,241                $  119,667,606



(1) The information shown is for Contracts purchased primarily from Dealers unaffiliated with the Administrator, the Servicer, or SAFH. In addition, the information shown is cumulative, rather than annual, because annual historic information concerning writeoffs is unavailable without unreasonable burden and expense


(2) "Writeoffs" are those contracts which have been written off as uncollectible as bad debts, and include (i) those which are subject to Chapter 13 Bankruptcy proceedings (ii) those for which the vehicle serving as collateral has been destroyed, and (iii) those where the obligor has "skipped" (i.e., neither the obligor nor the vehicle serving as collateral can be found). "Amount" represents the total unpaid installments of the Contracts at the time they are classified as "Writeoffs".

(3) "Amount" represents the total unpaid installments of the related Contracts at the time of repossession plus repossession and reconditioning fees and expenses.

(4) "Amount" represents total unpaid installments of Contracts originated from sales of repossessed vehicles and any insurance proceeds, if applicable, before deduction for repossession and reconditioning fees and expenses.

(5) "Inventory of Repossessions" are repossessed vehicles in inventory awaiting resale as of September 30, 1997. "Amount" represents wholesale values of repossessed vehicles at the time of repossession plus repossession and reconditioning fees and expenses.

(6) "Amount" represents the total unpaid installments of the Contracts at the time of purchase.


    The average term remaining, and the average principal amount, for Contracts in the Servicer's servicing portfolio at December 31, 1997 is approximately 21 months and approximately $5,096, respectively. Such Contracts were originated primarily from Dealers unaffiliated with the Administrator, the Servicer, or SAFH. For Contracts originated by Fiesta Motors, the average term remaining, and the average principal amount, in the Servicer's servicing portfolio at December 31, 1997 is approximately 38 months and approximately $12,229, respectively. The Servicer expects that (a) its repossession rate, over the life of the portfolio of all Contracts purchased on behalf of the Company through its services, will be in the range of 25% to 35% of such Contracts, and (b) the average purchase price payable to motor vehicle dealers will be no more than 66% of the original total future installments payable under the Contracts.

CERTAIN FINANCIAL INFORMATION



    The following table sets forth certain information regarding the Securitization Subsidiaries from June 1, 1993 (the date the Servicer began servicing motor vehicle retail installment sales contracts) through December 31, 1997. There can be no assurance that the future performance of the Contracts purchased by the Company will be similar to that set forth in the following table.



                                                                                 MATURITY VALUE   PAYOFF BALANCE
                                    PRINCIPAL                   CASH COLLECTED      OF ACTIVE        OF ACTIVE
                                  DUE INVESTORS                      FROM           CONTRACTS        CONTRACTS
NAME OF SECURITIZATION           AS OF 12/31/97                   10/1/97 TO     AS OF 12/31/97   AS OF 12/31/97
SUBSIDIARY (1)                         (2)        DUE DATE (3)     12/31/97            (4)              (5)
-------------------------------  ---------------  ------------  ---------------  ---------------  ---------------
SAM 94-1.......................    $   363,850       07/15/00     $    20,238     $      13,999     $    10,586
SAM 94-3.......................    $   728,142       03/31/98     $    50,330     $     175,106     $   155,327
SAM 95-1.......................    $   603,036       10/15/98     $    88,968     $     269,941     $   220,486
SAM 95-2.......................    $   874,959       03/15/99     $   133,964     $     885,209     $   701,425
Sovereign Acceptance I.........    $   217,167       05/15/00     $     7,737     $      10,934     $     7,592
Sovereign Acceptance II........    $   401,333       07/15/00     $     7,993     $           0     $         0
Sovereign Acceptance III.......    $   500,431       08/15/00     $    30,335     $     110,514     $    93,618
Sovereign Acceptance IV........    $   672,260       09/15/00     $    49,674     $     174,837     $   140,736
Sovereign Acceptance V.........    $   614,537       09/30/00     $    44,663     $     317,775     $   253,795
Sovereign Acceptance VI........    $   587,000       10/15/00     $    49,570     $     146,994     $   130,259
Sovereign Acceptance VII.......    $   606,276       11/15/00     $    53,727     $     242,098     $   197,184
Sovereign Acceptance VIII......    $   704,100       12/31/00     $    61,266     $     202,982     $   162,025
Sovereign Acceptance IX........    $   536,245       01/31/01     $    56,768     $     225,544     $   187,840
Sovereign Acceptance X.........    $   594,000       01/31/01     $    86,516     $     259,649     $   204,966
Sovereign Acceptance XI........    $   579,000       02/28/01     $    60,723     $     181,221     $   149,644
Sovereign Acceptance XII.......    $   625,000       02/28/01     $    52,364     $     302,137     $   242,162
Sovereign Acceptance XIII......    $   600,000       03/31/01     $    68,815     $     308,559     $   267,894
Sovereign Acceptance XIV.......    $   544,143       03/31/01     $    27,778     $      97,131     $    81,073
Sovereign Acceptance XV........    $   612,000       04/30/01     $    37,719     $     167,965     $   141,021
Sovereign Acceptance XVI.......    $   563,000       04/30/01     $    41,568     $      85,900     $    77,644
Sovereign Acceptance XVII......    $   716,000       05/31/01     $    50,406     $     230,816     $   184,922
Sovereign Acceptance XVIII.....    $   733,053       05/31/01     $    40,895     $     212,369     $   188,762
Sovereign Acceptance XIX.......    $   523,500       06/30/01     $    33,874     $      18,410     $    17,108
Sovereign Acceptance XX........    $   619,635       06/30/01     $    56,870     $     244,510     $   214,776
Sovereign Acceptance XXI.......    $   606,000       09/15/98     $    42,810     $      56,431     $    47,584
Sovereign Acceptance XXII......    $   465,000       09/15/98     $    19,299     $      53,544     $    45,172
Sovereign Acceptance XXIII.....    $   498,000       10/15/98     $    39,556     $      96,106     $    75,031
Sovereign Acceptance XXIV......    $   615,000       10/15/98     $    69,303     $     279,793     $   225,591
Sovereign Acceptance XXV.......    $   531,000       11/15/98     $    35,888     $     171,420     $   138,458
Sovereign Credit I.............    $   992,000       12/15/98     $    55,276     $     345,896     $   276,465
Sovereign Credit II............    $   767,350       03/15/99     $    67,995     $     432,688     $   344,552
Sovereign Credit III...........    $   944,915       03/15/99     $   136,919     $     795,457     $   639,522
Sovereign Credit IV............    $    79,000       04/15/99     $     4,334     $      50,043     $    39,219
Sovereign Credit V.............    $ 1,171,723       05/15/99     $   377,475     $     846,161     $   694,496
Sovereign Credit VI............    $ 1,018,047       06/15/99     $   154,761     $     853,402     $   705,906
Sovereign Credit VII...........    $ 1,189,140       06/15/99     $   118,605     $     674,714     $   561,436
Sovereign Credit VIII..........    $   925,875       07/15/99     $    82,462     $     405,086     $   328,478
Sovereign Credit IX............    $   662,500       11/15/99     $    96,792     $     645,066     $   521,980
Sovereign Credit X.............    $   766,888       12/31/99     $    90,795     $     704,705     $   588,496
Sovereign Credit XI............    $   741,000       12/31/99     $    90,277     $     673,124     $   547,781
Sovereign Credit XII...........    $   752,000       03/31/00     $   104,520     $     707,901     $   576,896
Sovereign Credit XIV...........    $ 1,040,312       03/31/00     $   182,809     $     908,277     $   755,460
Sovereign Credit XV............    $   649,449       04/30/00     $    59,128     $     566,901     $   471,036
Sovereign Credit XVI...........    $ 1,348,890       04/30/00     $   208,537     $   1,206,899     $   945,832

                                                                                 MATURITY VALUE   PAYOFF BALANCE
                                    PRINCIPAL                   CASH COLLECTED      OF ACTIVE        OF ACTIVE
                                  DUE INVESTORS                      FROM           CONTRACTS        CONTRACTS
NAME OF SECURITIZATION           AS OF 12/31/97                   10/1/97 TO     AS OF 12/31/97   AS OF 12/31/97
SUBSIDIARY (1)                         (2)        DUE DATE (3)     12/31/97            (4)              (5)
-------------------------------  ---------------  ------------  ---------------  ---------------  ---------------
Sovereign Credit XVII..........    $   601,000       05/31/00     $   126,403     $     634,060     $   496,930
Sovereign Credit XVIII.........    $   990,996       06/30/00     $   200,082     $     845,711     $   705,520
Sovereign Credit XIX...........    $ 1,344,025       06/30/00     $   280,484     $   1,449,424     $ 1,192,599
Sovereign Credit XX............    $ 1,341,092       08/31/00     $   221,716     $   1,196,678     $   958,637
Sovereign Credit Acceptance I..    $   813,000       01/15/99     $    50,525     $     327,486     $   286,348
Sovereign Credit Acceptance
  II...........................    $   515,000       03/15/99     $    61,323     $     325,072     $   264,676
Sovereign Credit Acceptance
  III..........................    $   456,000       05/15/99     $    56,705     $     451,572     $   398,668
Greenbriar Credit I............    $   912,167       10/31/00     $   112,901     $   1,056,668     $   788,833
Greenbriar Credit II...........    $   879,500       11/30/00     $    58,085     $     965,287     $   685,512
Sovereign Credit Finance I.....    $ 8,397,496       02/15/01     $   940,769     $  11,341,165     $ 8,648,360


--------------------------


(1) Each Securitization Subsidiary is a limited liability company with the exception of Sovereign Acceptance I, which is a limited partnership, and Greenbriar Credit I and Sovereign Credit Finance I, which are both corporations. Of all the Securitization Subsidiaries listed, Sovereign Credit Finance I, which publicly offered its notes to investors until January 31, 1998, is structured most similarly to the Company. The information shown is for Contracts purchased primarily from Dealers unaffiliated with the Administrator, the Servicer, or SAFH, with the exception of Greenbriar Credit I and II, both of which purchase Contracts primarily from Fiesta Motors.



(2) The amount shown includes institutional debt in the amount of $320,672 for Sovereign Credit V, $81,918 for Sovereign Credit XVIII, and $235,196 for Sovereign Credit XIX.


(3) Principal on the notes issued by each program is required to be repaid in six equal monthly installments ending on the due date.

(4) Maturity Value of Active Contracts represents the sum of all future installments of principal and interest, less amounts owed to Dealers at maturity of the contracts.

(5) Payoff Balance of Active Contracts represents the payoff balance of the contracts as of the date shown.


    Noteholders in certain of the Securitization Subsidiaries have been or will be asked to reduce interest rates on such notes from 15% to 12% per annum, and to extend the due dates of their notes for three years in order to provide the particular Securitization Subsidiary which issued their note more time to repay principal. Such modifications to those notes were and will be requested due to the fact that the total assets of those Securitization Subsidiaries are less than necessary to make all note payments as originally scheduled. In fact, some of these Securitization Subsidiaries have already failed to make scheduled payments of principal. In addition, some of these Securitization Subsidiaries have been unable to make scheduled payments of interest, and the administrator thereof has caused such payments to be made from its own funds, but has not committed to continue to provide such payments on behalf of these or any other Securitization Subsidiaries.



    In order to induce the holders of such notes to agree to such modifications, the administrator of each Securitization Subsidiary has assigned its interest therein (other than Greenbriar Credit I, Greenbriar Credit II, and Sovereign Credit Finance I) into a special purpose entity, and directed that all net proceeds from the Contracts of each such Securitization Subsidiary, after repayment of its debts (including amounts owed to both noteholders and senior lenders, if any), be applied towards the repayment of the notes of the Securitization Subsidiaries that would otherwise be in default. The net proceeds of such Contracts, to the extent available for such purpose, will be applied on a pro rata basis. Such net proceeds will not be available to Noteholders purchasing Notes pursuant to this offering. There can be no assurance that the net proceeds of such Contracts will be sufficient to repay all notes of the Securitization Subsidiaries.



    As of the date of this Prospectus, Securitization Subsidiaries experiencing financial difficulties include approximately 27 entities with total principal due investors of $15.4 million. As of December 31, 1997, such entities held Contracts with a gross receivable amount of $2.7 million. The reasons for the financial difficulties include the following: the high interest rate paid by these programs (15% per annum) in relation to their performance; losses incurred on the contracts held by these programs were significantly higher than planned; and repurchase agreements entered into between these programs and certain unaffiliated Dealers were not honored by the Dealers, although the programs are pursuing legal recourse against these Dealers. See "Risk Factors--Financial Difficulties of Certain Securitization Subsidiaries".



    As of the date of this Prospectus, the note modifications have been requested for Securitization Subsidiaries with notes due during 1997 and the first half of 1998, and it is anticipated that such note modifications will be requested for at least some additional Securitization Subsidiaries with notes due during 1998. The notes issued by each of these Securitization Subsidiaries provide that default on the notes only occurs upon 30 days prior written notice of nonpayment to the Securitization Subsidiary by the holders of at least 25% of the aggregate principal amount of the outstanding notes issued by such Securitization Subsidiary. In addition, such notes provide that any declaration of default by the minimum number of noteholders may be rescinded by the holders of a majority of the aggregate principal amount of the outstanding notes. Thus, in the event more than 75% in principal amount of the noteholders of any Securitization Subsidiary accept the modification offer, such acceptance will effectively preclude any noteholders of such Securitization Subsidiary from declaring a default during the three year extension period. As of the date of this Prospectus, all Securitization Subsidiaries for which note modifications have been requested and for which principal is finally due have exceeded this 75% threshold, with the exception of one Securitization Subsidiary that is at 73%.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information, as of October 15, 1997 relating to the beneficial ownership of the Company's Common Stock by any person or "group", as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934 (the "Exchange Act"), known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, and known to the Company to be owned by each director of the Company and by all officers and directors of the Company as a group. Except as otherwise indicated, each of the persons named below is believed by the Company to possess sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person.


                                                                        AMOUNT AND NATURE OF BENEFICIAL
                                                                                 OWNERSHIP(1)
                                                                   -----------------------------------------
NAME OF DIRECTOR OR                                                                     PERCENTAGE OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER                                NUMBER OF SHARES        OUTSTANDING
-----------------------------------------------------------------  ------------------  ---------------------
Sovereign Auto Finance Holdings, Inc. (2) .......................         1,000                   100%
  4015 Beltline Road
  Building B
  Dallas, Texas 75244

A. Starke Taylor, III ...........................................             0(2)              --

William P. Glass ................................................             0(2)              --

Diane D. Taylor, Trustee ........................................             0(2)              --
  4015 Beltline Road
  Building B
  Dallas, Texas 75244

All officers and directors as a group (2 persons)................             0(3)              --


------------------------

(1) The information as to beneficial ownership of Common Stock has been furnished by the respective shareholders, directors and officers of the Company.


(2) The directors of Sovereign Auto Finance Holdings, Inc. ("SAFH") could be deemed to share voting and investment powers over the shares owned of record by SAFH. The directors of SAFH are A. Starke Taylor, III and William P. Glass. Austin Taylor Family Limited Partnership owns 90% of SAFH's common stock, and Forestberg Partners, L.P. owns the remaining 10%. The general partner of Austin Taylor Family Limited Partnership is AST III Corp., of which Mr. Taylor serves as the President and sole director, and the limited partners primarily include Mr. Taylor and various trusts of which Diane D. Taylor, the wife of Mr. Taylor, serves as trustee. The general partner of Forestberg Partners, L.P. is beneficially owned by Mr. Glass. The business address for each of these entities, Mr. and Mrs. Taylor and Mr. Glass is SAFH's address.



(3) This amount excludes shares owned directly by SAFH.

                                   MANAGEMENT

BUSINESS BACKGROUND AND EXPERIENCE


    The names, ages, backgrounds and principal occupations of the directors and executive officers of the Company, Sovereign Auto Finance Holdings, Inc. ("SAFH"), and Sovereign Auto Finance, Inc. ("the "Administrator") are set forth below:



NAME                                                                      POSITION
---------------------------------------------------  ---------------------------------------------------
A. Starke Taylor, III..............................  President and Director: the Company, SAFH and the
                                                     Administrator
William P. Glass...................................  Vice President and Director of the Company and
                                                     SAFH; Vice President of Marketing and Director: the
                                                     Administrator



    A. STARKE (TRACY) TAYLOR, III, age 54, has been President and a director of the Company, SAFH, and the Administrator since the formation of such companies. Prior to February 6, 1998, Mr. Taylor was President and a director of the Servicer. In addition, prior to such date, Mr. Taylor was President and a director of Sovereign Credit Corporation, which prior to such date conducted substantially the same business as the Administrator is presently conducting. Mr. Taylor also serves as manager of Fiesta Motors, LLC, which owns and operates Fiesta Motors.


    Mr. Taylor used his experience in the pension investment field as a springboard into a diversified financial career. As a principal of the Watson and Taylor Companies, he was involved in the development and management of self storage facilities, business centers, shopping centers, real estate holdings nationwide and real estate notes. He is a co-general partner in partnerships holding approximately four and one-half million square feet of self storage facilities.

    Mr. Taylor was a partner in Lyco Acquisitions Number One, a company which purchased all of the oil and gas properties of Bethlehem Steel. Later, he was a principal in Tex-Feld Petroleum Company, which operated a significant drilling program in the Southwest.


    Mr. Taylor has been a general partner in over 100 limited partnerships which involved real estate or oil and gas investments, with total original investor contributions of approximately $150 million. The investment objectives of these partnerships differed significantly from those of the Company. Many of these partnerships have experienced adverse business developments and conditions. In the late 1980's, real estate revenues were adversely affected by the overall decline in the economy. The properties owned by five of the partnerships, with aggregate investor capital of $13,525,980, were foreclosed upon or otherwise acquired by their lenders.


    Mr. Taylor has also served as a general partner or chief executive officer for 35 partnerships formed to acquire financial notes.

    Mr. Taylor is a past Chairman of the Board of Priority One, an international missionary organization, is on the Board of Trustees of the Dallas Theological Seminary, is a past member of the Dallas County Advisory Board of the Salvation Army, is a board member of the Northeast Texas Regional Board of Young Life, and was the founding Chairman of the Board of the Park Central Athletic Association. He is past President of the Dallas Fire Fighters Association, past President of the North Dallas Chamber of Commerce and a past member of the Board of Directors of the MBank Lincoln Center and MBank Preston. Mr. Taylor was recognized in 1983 by D Magazine as one of Dallas' ten most outstanding young business leaders.

    Mr. Taylor is married and has five children.

    WILLIAM P. GLASS, age 39, has been Vice President of Marketing and a director of the Administrator since its formation and Vice President and a director of the Company and SAFH since the formation of such companies. Mr. Glass is responsible for all marketing and investor relations activities for the Company. Prior to February 6, 1998, Mr. Glass was Vice President and a director of Sovereign Credit Corporation, which prior to such date conducted substantially the same business as the Administrator is presently conducting.


    He attended Baylor University, and was drafted by the Cincinnati Bengals of the National Football League in 1980. Mr. Glass began his business career in 1981 with Hank Dickerson & Co. Realtors. In his position as a Sales Associate he led the Office Division in sales for two of the three years he was employed with Hank Dickerson & Co.


    In 1983, Mr. Glass formed BGI Commercial Real Estate Inc., specializing in commercial real estate brokerage and the syndication and real estate properties. Mr. Glass was Venture Manager in over 30 general partnerships. In 1989, Mr. Glass sold BGI Commercial Real Estate and joined Cornerstone Commercial Real Estate, Ltd., as Senior Vice President. Cornerstone is a sister company to the Trammel Crow Development Company. In April, 1990, Mr. Glass left Cornerstone and became a Vice President of Sovereign Credit Corporation.



    Mr. Glass is on the Executive Committee of the Board of Directors of his father's prison ministry, the Bill Glass Evangelistic Association. He is former board member of Young Life of Southwest Dallas County. He is a member of Hope Community Church in Cedar Hill. He is a member of Oak Cliff Country Club in Dallas. Mr. Glass resides in DeSoto, Texas, with his wife and three children.



    The directors and executive officers of the Company have served in their respective offices since the organization of the Company. All directors hold office until the next annual meeting of stockholders or the election and qualification of their successors. No director or executive officer of the Company has received any compensation from the Company since its formation, nor will they receive any compensation from the Company prior to satisfaction in full of the Notes. See "Description of the Notes--The Contract Proceeds and Operating Account". However, see "Certain Relationships and Related Transactions" below for a description of certain transactions between the Administrator and the Company from which such persons may indirectly benefit through indirect ownership and/or compensation from the Administrator.


    Except as stated above, there are no family relationships among the directors and any of the executive officers of the Company. None of the Company's directors holds any directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    The Company is a subsidiary of Sovereign Auto Finance Holdings, Inc. ("SAFH"). The Administrator is an affiliate of SAFH by virtue of common ownership. Austin Taylor Family Limited Partnership owns 90%, and Forestberg Partners, L.P. owns 10%, respectively, of both SAFH and the Administrator. The general partner of Austin Taylor Family Limited Partnership is AST III Corp., of which Mr. Taylor serves as the President and sole director, and the limited partners primarily include Mr. Taylor and various trusts of which Diane D. Taylor, the wife of Mr. Taylor, serves as trustee. The general partner of Forestberg Partners, L.P. is beneficially owned by Mr. Glass.



    All Contract purchasing and servicing on behalf of the Securitization Subsidiaries is conducted by the Servicer, which is owned and managed separately from the Company, the Administrator and SAFH. All administrative functions on behalf of the Securitization Subsidiaries are conducted by the Administrator. Management of the Servicer and the Administrator will devote as much of their time to the business of the Company as in their judgment is reasonably required. The Servicer and the Administrator may have conflicts of interest in allocating management time, services, overhead and functions among the Company and the Securitization Subsidiaries. Management of the Administrator and the Servicer intend to resolve any such conflicts in a manner that is fair and equitable to the Company, but there can be no assurance that any particular conflict may be resolved in a manner that does not adversely affect Noteholders.



    Under the terms of the Servicing Agreement, the Servicer will be paid the Servicing Fees and a $125 per vehicle repossession fee, and will be entitled to reimbursement for its expenses incurred in connection with the repossession and resale of Financed Vehicles out of the proceeds from such resales. The Servicer will retain the Purchase Administration Fee as compensation and reimbursement for its services in administering the purchase of Contracts.



    The Company will pay the Administrator a monthly fee (the "Investor Administration Fee") equal to 1/12th of 0.5% of the aggregate outstanding principal amount of the Notes, which fee shall reimburse the Administrator for expenses incurred in the administration of Noteholder payments, communications and relations for the Company.



    The Servicer has in the past, and may in the future, purchase and service motor vehicle retail sales installment contracts and obligations for itself, its affiliates and the Securitization Subsidiaries and other unrelated parties. The Company has the right to purchase additional Contracts through the Servicer from the net collection proceeds on its existing Contracts except during the continuance of an Event of Default. Management of the Servicer will have a conflict of interest in determining whether to purchase any retail sales installment contracts and notes on behalf of the Company or one or more other parties for whom it purchases contracts and notes or to retain the contracts and notes for its own benefit. The determination of which entity will purchase or invest in a particular Contract package and what portion, if any, of such Contract package will be purchased for such entity will be based upon the respective periods of time the purchasing entities have been in existence, the cost of the available Contract package, the amount of their unexpended funds and the need to diversify their holdings. In such event, the Servicer intends to exercise good faith and to deal fairly with the respective entities in deciding which entity, if any, is to purchase or invest in a particular Contract package. The Servicer will give priority to purchases on behalf of the Servicer or other parties. The Company expects that the Servicer will not knowingly retain lower risk contracts and notes for itself or its other customers and sell higher risk contracts and notes to the Company.



    The Contracts will be purchased primarily from Fiesta Motors ("Fiesta Motors"), an automobile dealer which finances the sale of used automobiles and light trucks. Fiesta Motors is owned by Fiesta Motors, LLC. Fiesta Motors, LLC, a Texas limited liability company, was formed on February 2, 1995. Austin Taylor Family Limited Partnership owns 90%, and Forestberg Partners, L.P. owns 10%, respectively, of the membership interests, and thus voting rights, in Fiesta Motors, LLC. The general partner of Austin Taylor Family Limited Partnership is AST III Corp., of which Mr. Taylor serves as the President and sole director, and the limited partners primarily include Mr. Taylor and various trusts of which Diane D. Taylor, the wife of Mr. Taylor serves as trustee. The general partner of Forestberg Partners, L.P. is beneficially owned by Mr. Glass. Mr. Taylor serves as the sole manager of Fiesta Motors, LLC. The officers of Fiesta Motors, LLC are Diane D. Taylor, President; and A. Starke Taylor, III, Chairman.


    Contracts may also be purchased from unaffiliated Dealers. The economic incentive motivating any Dealer, including Fiesta Motors, to sell Contracts to the Company is maximization of return to the Dealer. Although the Dealer may make less profit on the sale of an automobile by selling the related Contract, the Dealer can purchase and sell more automobiles and increase net profit through increased inventory turnover because the cost of the automobile to the Dealer is recouped immediately upon sale of the Contract and the Dealer does not have to wait for future installment payments on the Contract.


    The Company may purchase Contracts from the Servicer or the Securitization Subsidiaries, but only if such Contracts are not in default and satisfied the purchasing criteria established in the Indenture and the Servicing Agreement at the time of their purchase from the originating Dealer. Any qualifying Contracts will be sold by the Servicer or the Securitization Subsidiaries to the Company at a price for each Contract equal to the Purchase Administration Fee paid by the original purchaser plus an amount determined to provide the Company an internal rate of return on its investment in the Contract from the remaining unpaid installments equal to the original purchaser's initial internal rate of return on its investment in the Contract, as of its purchase from the Dealer, assuming in both cases that the Contract was paid in full in accordance with its scheduled installments. Such seller will retain any installments received by it prior to the purchase by the Company and any profits resulting from the difference between such installments and the reduction in the purchase price paid to such seller by the Company from the price paid by such seller to the Dealer.



    Affiliates of the Administrator provide floor plan or similar financing for various automobile dealers, including Fiesta Motors. "Floor plan financing" refers to assistance provided to dealers in financing their purchases of inventories of automobiles held for sale to customers. The Company may purchase Contracts from time to time from such dealers.



    In addition, Reliance Service Corporation, ("Reliance"), which is owned by
A. Starke Taylor, III, offers and sells mechanical service agreements to purchasers of automobiles from Fiesta Motors. These agreements are sold to Obligors, at their option, and are usually financed through their Contracts. The agreements are sold for an average of $750, with the amount actually being remitted to Reliance being based upon the discount the Company pays for the Contract. Reliance then remits all but $250 to Fiesta Motors as a commission.



    The Company will use up to 2% of the gross proceeds from the sale of the Notes to pay offering and organizational expenses. The Administrator has agreed to pay any such expenses to the extent they exceed 2% of the gross proceeds from the sale of the Notes. The Company will also pay to the Administrator a fee equal to 5.5% of the gross proceeds from the sale of the Notes (5.0% of the gross proceeds in excess of $9,000,000) for administering and managing the ongoing operations of the Company.



    Sales of repossessed Financed Vehicles through retail networks may be conducted by placing the vehicle on the Dealer's lot for sale, or on a lot owned by Fiesta Motors. In either case, the Company will pay all expenses associated with the resale of the repossessed Financed Vehicles. In the case of resales from a lot owned by Fiesta Motors, such expenses will include an allocable portion of the costs of operating the lot based upon the number of cars sold, which will include expenses for salaries for person who are also principals of the Administrator, and repair costs to place the cars in saleable condition charged at 20% mark-up for parts and $30 per hour for labor. Such expenses will generally be comparable in amount to that which would be charged to the Company for resales through unaffiliated lots owned by franchised dealerships providing comparable services.



    By way of example, the Servicer would earn the following compensation with respect to a Contract assuming (i) the total amount of installments due under the Contract as of the date of purchase by the Company are equal to $21,486;
(ii) the total amount of principal due under the Contract as of the date of purchase is equal to $14,566; (iii) the Contract is for a term of 46 months;
(iv) the Contract is outstanding throughout its term; (v) the related Financed Vehicle is not in repossession; (vi) the Contract was purchased for a price of $12,090 (83% of principal); (vii) the Contract is purchased from Fiesta Motors;
(viii) the net proceeds from the sale of the Notes are used to purchase the Contract rather than the collection proceeds from another Contract or the proceeds of Additional Borrowing; and (ix) such Notes are outstanding for 48 months: the Contract Servicing Fee would be a total of $920 (46 x $20) over the life of the Contract, together with all late fees; and the Purchase Administration Fee would be $500. In addition, the Servicer would receive a fee of $125 in the event the related Financed Vehicle is ever assigned for repossession, in which event the Contract Servicing Fee would then cease accruing. In addition, the Administrator would earn the following compensation: the Administration Fee of up to $820 (5.5% x principal amount of Notes needed to purchase Contract (($12,090 + $500) divided by 84.5%)) payable out of the proceeds of the sale of the Notes (less certain expenses incurred or to be incurred by the

Administrator. In this regard, the Administrator has agreed to pay all general and administrative overhead expenses incurred by the Company, other than Allowed Expenses, and pay offering and organization expenses of the Company (other than commissions to broker-dealers) to the extent such expenses exceed 2% of the gross proceeds from the sale of the Notes); and the Investor Administration Fee would be a total of $298 ( 1/12 x 0.5% x 48 x $14,899 (($12,090 + $500) divided by 84.5%)) over the life of the Contract. In addition, since the Contract would be purchased from Fiesta Motors, Fiesta Motors would likely receive a benefit from the sale of the Contract to the Company equal to its profit on the sale.



    The terms of the foregoing arrangements between the Company on the one hand and the Administrator or Fiesta Motors on the other were not negotiated at arm's length but were determined unilaterally by the management of the Administrator and Fiesta Motors.


    The Company's Board of Directors has adopted a resolution to the effect that all transactions with officers, directors and affiliates must be on terms which would be reasonable and appropriate with unaffiliated parties.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

GENERAL

    As of the date of this Prospectus, the Company has had no operating history. The net proceeds of the sale of the Notes will be employed to purchase the initial Contracts. See "Use of Proceeds". While the Notes remain outstanding, the Company will be prohibited from engaging in any business other than the purchase, collection and servicing of the Contracts (including repossession and resale of the vehicle collateral) and from incurring any additional indebtedness other than the Additional Borrowing, if any, Allowed Expenses and any other amounts incurred in the ordinary course of its business.

    The Company's use of the net collection proceeds from the Contracts will be restricted to payments on the Notes and the Additional Borrowing, if any, and, so long as there is no Event of Default, to payments of Allowed Expenses and to purchase of additional eligible Contracts. See "Description of the Notes--The Contract Proceeds and Operating Account".

CAPITAL RESOURCES AND LIQUIDITY

    The Company's primary sources of funds for repayment of the Notes will be proceeds from the Contracts, any income on the reinvestment of such proceeds and any proceeds from sale or refinancing of the remaining Contracts at the maturity of the Notes. The Company does not have, nor is it expected to have in the future, any significant source of capital for payment of the Notes and the expenses incurred by it other than such sources. Payment of the principal or interest on the Notes is not guaranteed by any other person or entity. See "Risk Factors--Limited Assets; Single Purpose Nature". Although management of the Company believes that the Company will realize sufficient proceeds from the foregoing sources to pay all installments of interest when due on the Notes and to repay the principal amount of the Notes in full prior to or at maturity, there can be no assurance that such sources will be sufficient to repay the Notes in full. See "Risk Factors--Nature of Contracts", "--Defaults on Contracts and Repossessions" and
"--Possible Insufficient Amount in the Trust Account".


    The Company anticipates that a portion of the Contracts will become delinquent and require repossession and resale of the related vehicle. Based on the experience of the Servicer and its employees with respect to similar contracts, the Company and the Servicer expect that (i) the Company's portfolio of Contracts will experience a repossession rate, over the life of the portfolio, in the range of 25% to 35% of such Contracts and (ii) aggregate gross collections from all Contracts will be in the range of approximately 75% to 85% of the original total future installments for the Contracts at the time of their purchase, including sales proceeds from repossessed vehicles, but without taking into account costs associated with the resale of such repossessed vehicles. However, there can be no assurance that these expectations will in fact be met, since actual repossession rates and collection rates on the Contracts are impossible to predict precisely.


    If an Obligor defaults under a Contract, and the Servicer must repossess and liquidate the Financed Vehicle to recover installments due thereon and costs associated with the repossession and resale, certain factors may limit the ability of the Company to realize net proceeds sufficient to recover the cost of the Contract. These factors include, without limitation, the value of the repossessed Financed Vehicles, the costs of seeking and collecting a deficiency judgment and limitations imposed by bankruptcy laws or other Federal or state laws. In general, the Servicer is required to commence repossession of a Financed Vehicle if the Obligor is delinquent on at least two monthly installments and has made no payments for a period of 45 days. Nevertheless, the Servicer may grant extensions or modifications to Obligors or accept partial payments from Obligors in lieu of commencement or repossession activities. If a substantial number of such Obligors make no further payments on their Contracts, the delay in the repossession of the Financed Vehicles could result in a decrease in repossession proceeds received by the Company.



    The actual collection rates on the Contracts are impossible to predict precisely and adverse changes in collectibility rates caused by changes in economic conditions, including particularly in the Company's primary markets, or other factors beyond the Company's control could adversely affect the Company's ability to collect on the Contracts. If the Contracts do not collectively perform as expected by the Company, which expectations are based on the historical performance of similar contracts purchased and serviced by the Servicer, the Company's ability to make the required payments on the Notes could be adversely affected.


                     CERTAIN LEGAL ASPECTS OF THE CONTRACTS

SECURITY INTERESTS IN FINANCED VEHICLES

    Under the UCC as adopted in most states, retail installment sale contracts and notes such as the Contracts constitute security agreements for personal property and contain grants of security interests in the Financed Vehicles.

    Perfection of security interests in the Financed Vehicles is generally governed by the motor vehicle registration laws of the state in which the vehicle is located. In most states, a security interest in a motor vehicle is perfected by notation of the secured party's lien on the vehicle's certificate of title.


    Upon the purchase of the Contracts, pursuant to the Servicing Agreement, the originating Dealers will assign the Contracts (and the security interests arising thereunder in the Financed Vehicles) to the Company. The originating Dealers will also provide evidence that proper applications for certificates of title have been made to ensure that the Company will be named as the lienholder on the certificates of title relating to the Financed Vehicles. The Servicer will deliver possession of the Contracts and related title documents to the Company or, in the event there is an Additional Lender, then to the Additional Lender or other financial institution appointed by the Company and the Additional Lender to act as custodian and bailee for the Additional Lender and the Company. For any Contracts (and the security interest arising thereunder in the Financed Vehicles) purchased by the Company from the Servicer. The Servicer will assign the Contracts to the Company and will amend any certificates of title showing the Servicer as lienholder to identify the Company as the new lienholder.


    Under the laws of most states, liens for repairs performed on a motor vehicle and liens for certain unpaid taxes take priority over even a perfected security interest in a vehicle. The Internal Revenue Code of 1986 also grants priority to certain federal tax liens over the lien of a secured party. Certain state and federal laws permit the confiscation of motor vehicles under certain circumstances if used in unlawful activities which may result in the loss of a secured party's perfected security interest in the confiscated motor vehicle. Upon the purchase of each Contract by the Company, the selling Dealer will warrant that the Contract creates a valid, subsisting and enforceable first priority security interest in the Financed

Vehicle. However, liens for repairs or taxes, or the confiscation of a Financed Vehicle, could arise or occur at any time during the term of a Contract. In addition, Fiesta Motors or any other Dealer which refurbishes repossessed Financed Vehicles for resale will have a lien for repair expenses it may incur in order to put repossessed Financed Vehicles into marketable condition. No notice will be given to the Company in the event any such lien arises or confiscation occurs.



    If the owner of a Financed Vehicle relocates to another state, under the laws of most states the perfected security interest in the Financed Vehicle would continue for four months after such relocation and thereafter, in most instances, until the owner re-registers the Financed Vehicle in such state. Almost all states generally require surrender of a certificate of title to re-register a titled vehicle. Therefore, the Company must surrender possession, if it holds the certificate of title to such Financed Vehicle, before the Financed Vehicle owner may effect the re-registration. In addition, the Company should receive, absent clerical errors or fraud, notice of surrender of the certificate of title because the Company will be listed as lienholder on its face. Accordingly, the Company will have notice and the opportunity to re-perfect its security interest in the Financed Vehicle in the state of relocation. If the Financed Vehicle owner moves to one of the few states which does not require surrender of a certificate of title for registration of a motor vehicle, re-registration could defeat perfection. In the ordinary course of servicing the Contracts, the Servicer takes steps to effect such re-perfection upon receipt of notice of re-registration or other information from the Obligor as to relocation. Similarly, when an Obligor under a Contract sells a Financed Vehicle, the Company must surrender possession of the certificate of title or the Company will receive notice as a result of its lien noted thereon. Accordingly, the Company will have an opportunity to require satisfaction of the related Contact before release of the lien. See "Transfers of Vehicles" below. Under the Servicing Agreement and the Indenture, the Servicer is obligated to maintain the continuous perfection of the security interest represented by each Contract in the related Financed Vehicle.


REPOSSESSION


    In the event of default by an Obligor on a Contract, the holder of the Contract has all the remedies of a secured party under the UCC. The UCC remedies of a secured party include the right to repossession by self-help means, unless such means would constitute a breach of the peace. Unless the Obligor under a Contract voluntarily surrenders a vehicle, self-help repossession, by an individual independent repossession specialist engaged by the Servicer, is the method usually employed by the Servicer when an Obligor defaults. Self-help repossession is accomplished by retaking possession of the Financed Vehicle. If a breach of the peace is likely to occur, or if applicable state law so requires, the Servicer must obtain a court order from the appropriate state court and repossess the vehicle in accordance with that order.



    Pursuant to the Agreement, the Company will pay the Servicer a fee equal to $125 for each repossession of a Financed Vehicle. Repossessed vehicles are generally resold by the Servicer through retail automobile networks. Such resales may also be conducted by utilizing wholesale automobile networks, or auctions which are attended principally by dealers. In many cases, when a repossessed Financed Vehicle is sold from a Dealer's lot, the balance due under the related Contract is not repaid in cash but is replaced with a new Contract executed by the purchaser of the Financed Vehicle.


    Sales of repossessed Financed Vehicles through retail networks may be conducted by placing the vehicle on the Dealer's lot for sale, or on a lot owned by Fiesta Motors. In either case, the Company will pay all expenses associated with the resale of the repossessed Financed Vehicles. In the case of resales from a lot owned by Fiesta Motors, such expenses will include an allocable portion of the costs of operating the lot, although such expenses will generally be comparable in amount to that which would be charged to the Company for resales through unaffiliated lots.

NOTICE OF SALE; REDEMPTION RIGHTS

    In the event of default by the Obligor, some jurisdictions require that the Obligor be notified of the default and be given a time period within which the Obligor may cure the default prior to repossession. Generally, this right of reinstatement may be exercised on a limited number of occasions in any one-year period.

    In most jurisdictions, the UCC and other state laws require the secured party to provide the Obligor with reasonable notice of the date, time, and place of any public sale or the date after which any private sale of the collateral may be held. Unless the Obligor waives his rights after default, the Obligor has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid installments (less any required discount for prepayment) of the Contract plus reasonable expenses for repossessing, holding, and preparing the collateral for disposition and arranging for its sale, plus in some jurisdictions, reasonable attorneys' fees, or, in some states, by payment of delinquent installments.


DEFICIENCY JUDGMENTS AND EXCESS PROCEEDS



    Fiesta Motors or any other Dealer that resells a repossessed Financed Vehicle generally will apply the proceeds of resale of the repossessed vehicles first to reimburse itself for its expenses of resale and repossession, together with any expenses incurred for repairs, if necessary, to put the vehicle into marketable condition and any commissions paid to Dealers for the resale of the vehicle, and then to the satisfaction of the obligations of the Obligor on the Contract. While some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the Contract obligations, most states allow a deficiency judgment to be sought. A deficiency judgment is a personal judgment against the Obligor for the difference between the amount of the obligations of the Obligor under the Contract and the net proceeds from resale of the collateral. A defaulting Obligor on a Contract typically lacks capital or income following the repossession of the Obligor's Financed Vehicle. Therefore, the Servicer may determine in its discretion that pursuit of a deficiency judgment is not an appropriate or economically viable remedy or may settle at a significant discount any deficiency judgment that it does obtain.



    Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay the ability of the Servicer to repossess and resell the Financed Vehicles or enforce a deficiency judgment. In the event that deficiency judgments are not obtained, are not satisfied, are satisfied at a discount or are discharged, in whole or in part, in bankruptcy proceedings, including bankruptcy proceedings under Chapter 13 of the Bankruptcy Reform Act of 1978, as amended, the loss will be borne by the Company and may adversely affect the ability of the Company to repay the Notes.


    Occasionally, after resale of a vehicle and payment of all expenses and obligations, there is a surplus of funds. In that case, the UCC requires the secured party to remit the surplus to the former Obligor.

CONSUMER PROTECTION LAWS

    Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lenders and servicers involved in consumer finance. These laws include, but are not limited to, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, state motor vehicle retail installment sales acts, retail installment sales acts, and other similar laws. Also, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee's ability to enforce consumer finance contracts such as the Contracts.

    The so-called "Holder-in-Due-Course" Rule of the Federal Trade Commission (the "FTC Rule"), the provisions of which are generally duplicated by the Uniform Consumer Credit Code, other state statutes, or the common law in certain states, is intended to defeat the ability of the transferor of a consumer credit contract (such as the Contracts), which transferor is the seller of the goods that gave rise to the transaction, to transfer such contract free of notice of claims by the debtor thereunder. The effect of this rule is to subject the assignee of such a contract to all claims and defenses which the Obligor under the contract could assert against the seller of the goods. Most of the Contracts will be subject to the requirements of the FTC Rule. Accordingly, the Company, as holder of the Contracts, may be subject to any claims or defenses that the purchaser of the Financed Vehicle may assert against the seller of the Financed Vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the Obligor on the Contract. The Obligor, however, may also assert the rule to offset remaining amounts due on the Contract as a defense against any claim brought by the Company against such Obligor.

    Under most state motor vehicle dealer licensing laws, sellers of motor vehicles are required to be licensed to sell motor vehicles at retail sale. Furthermore, federal odometer regulations promulgated under the Motor Vehicle Information and Cost Savings Act require that all sellers of new and used vehicles furnish a written statement signed by the seller certifying the accuracy of the odometer reading. If a seller is not properly licensed or if an odometer disclosure statement was not provided to the purchaser of a Financed Vehicle, the Obligor may be able to assert a defense against the seller of the vehicle.

    Courts have imposed general equitable principles on secured parties pursuing repossession of collateral or litigation involving deficiency balances. These equitable principles may have the effect of relieving an Obligor from some or all of the legal consequences of a default.

    In several cases, obligors have asserted that the self-help remedies of secured parties under the UCC and related laws violate the due process protection provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the UCC and related laws as reasonable or have found that the repossession and resale by the creditors do not involve sufficient state action to afford constitutional protection to consumers.

    The selling Dealers will warrant that each Contract, at the time of its purchase by the Company, complies with all requirements of law in all material respects. Accordingly, if an Obligor has a claim or defense against the Company for violation of any law and such claim or defense materially and adversely affects the Company's interest in a Contract, such violation would constitute a breach of warranty under the purchase agreements and would create an obligation of the Dealer to repurchase or replace the Contract unless the breach is cured.

OTHER LIMITATIONS

    In addition to the laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a secured party to realize upon collateral or enforce a deficiency judgment. For example, in a Chapter 13 proceeding under the federal bankruptcy law, a court may prevent a lender from repossessing a motor vehicle, and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the motor vehicle at the time of bankruptcy (as determined by the court), leaving the party providing financing a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a Contract or change the rate of interest and time of repayment of the indebtedness.

TRANSFERS OF VEHICLES


    The terms of each Contract prohibit the sale or transfer of the Financed Vehicle securing the Contract without the secured party's consent and allow for the acceleration of the maturity of the Contract upon a sale or transfer without its consent. In most circumstances, the Servicer will not consent to a sale or transfer of a Financed Vehicle by an Obligor unless the Obligor prepays the Contract. Because the transfer may be sought by the Obligor as a result of Obligor's inability to make the scheduled payments, such failure to consent may result in a default by the Obligor and force the Servicer to initiate default procedures.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

SCOPE AND LIMITATIONS

    The following discussion is a general summary of the federal income tax matters of general application relating to an investment in the Notes. Frederick
C. Summers, III, a Professional Corporation, has delivered its opinion to the Company as to all material tax consequences of an investment in the Notes. These material tax consequences are as follows:

    (i) The Notes will be taxable obligations under the Internal Revenue Code of 1986 as amended (the "Code"), and interest paid or accrued will be taxable to non-exempt holders of the Notes.

    (ii) Interest on the Notes will be excluded from the definition of unrelated business taxable income.

    There can be no assurance that the Internal Revenue Service (the "Service") will take a similar view as to any of the tax consequences described below. The discussion is based upon current provisions of the Code, existing Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change.

    The discussion does not purport to describe all aspects of federal income taxation that may be relevant to an investor in the Notes in light of the investor's particular tax status and other income, deductions and credits and does not discuss any state, local or foreign tax matters. Moreover, certain investors (including insurance companies and foreign persons) may be subject to special rules not discussed below. EACH POTENTIAL INVESTOR IN THE NOTES SHOULD CONSULT THE INVESTOR'S OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

STATED INTEREST

    A Noteholder must report stated interest earned on a Note as ordinary income in accordance with such Noteholder's method of tax accounting. Noteholders reporting their income on a cash basis must include such interest in their gross income in the taxable year in which it is received, either actually or constructively, whereas accrual basis Noteholders must include such interest in their gross income in the taxable year in which it is earned.

PURCHASE OF NOTES BY EXEMPT PLANS AND OTHER EXEMPT ORGANIZATIONS

    Generally, organizations described in Section 401(a) of the Code (trusts forming part of a stock bonus, pension or profit sharing plan) and Section 501(c) of the Code, individual retirement accounts and individual retirement trusts are exempt from federal income tax (collectively, "Exempt Organizations"). However, this exemption does not apply where "unrelated business taxable income" is derived by the Exempt Organizations from the conduct of any trade or business which is not substantially related to the exempt function of the entity. If an Exempt Organization receives unrelated business taxable income, the Exempt Organization will be subject to a tax imposed by
Section 511 of the Code as well as alternative minimum tax on the unrelated business taxable income portion of its income.

    Generally, interest, dividends, royalties and certain other income are excluded from the definition of unrelated business taxable income ("Excluded Income"). Thus, generally, an Exempt Organization which invests in the Notes will not be taxed on amounts received as interest or prepayment of principal as a result of its investment.

    However, if Excluded Income constitutes "unrelated debt-financed income" then such income would not be excluded from the computation of unrelated business taxable income. For this purpose, a percentage of the gross income attributable to property with "acquisition indebtedness" will be treated as unrelated business taxable income, generally, in proportion to the ratio of such indebtedness to the basis of the property. Generally, "acquisition indebtedness" is indebtedness incurred to acquire property. Therefore, if an Exempt Organization borrows funds to acquire or hold the Notes, the interest received on such Notes may be reclassified as unrelated business taxable income. However, as described above, if an Exempt Organization does not borrow money to acquire or hold the Notes, it should not realize unrelated business taxable income by virtue of its investment in the Notes.

    This summary does not address any rules or regulations enacted or promulgated by the Department of Labor under "ERISA". Any investor subject to ERISA or Department of Labor regulations relating to benefit plans should make certain that it is eligible to purchase the Notes.

                              PLAN OF DISTRIBUTION

    The Company is offering up to $10,000,000 in aggregate principal amount of the Notes. The Notes are being offered by participating broker-dealers which are members of the National Association of Securities Dealers, Inc. ("NASD"). Under selling agreements with the Company, such broker-dealers will solicit subscriptions for the Notes on a "best efforts" basis, meaning that they will make no legal commitment to sell to investors, or to buy as dealer, any specific amount of the Notes. The Company will pay to each soliciting broker-dealer, in consideration for its services, a sales commission of 8% of the principal amount of all Notes sold through their efforts. Of that amount, a portion may constitute an unallocated due diligence and marketing fee. The Company will indemnify the broker-dealers against certain liabilities, including liabilities under applicable securities laws. As of the date of this Prospectus, the Company has not identified any broker/dealers who have agreed to participate in this offering of the Notes.

    Investor funds will be held in a subscription escrow account with Overton Bank and Trust, N.A., as escrow agent, until a minimum of $500,000 in principal amount of the Notes are sold. In the event that the minimum amount of Notes is not subscribed for before April 30, 1998 (or any earlier termination of the offering ), the offering will be terminated and the escrowed funds, plus any interest thereon, will be promptly returned to the subscribing investors by the escrow agent. Upon the subscription of the minimum amount of Notes, the escrowed funds will be released to the Company. Interest on the Notes will not accrue until the excrowed funds are released to the Company. Any subsequent sales proceeds from the sale of additional Notes will be immediately available for use by the Company to purchase additional Contracts. All subscriptions are subject to the right of the Company to reject any subscription in whole or in part.


    Minimum suitability requirements have been established for residents of certain states. Arizona, Arkansas, Missouri, New Mexico, Oklahoma, Texas, and Wisconsin subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. California, Iowa, Kansas, Michigan, and North Carolina subscribers must represent that they have either (a) an annual gross income of at least $60,000 and a net worth of at least $60,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $225,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. Indiana subscribers must represent that they have either (a) an annual gross income of at least $40,000, and a net worth of at least $40,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. South Dakota subscribers must represent that (a) they have either (i) an annual gross income of at least $45,000 and a net worth of at least $45,000; or (ii) a net worth of at least $150,000; and (b) the amount of their investment does not exceed 10% of their net worth, such net worth to be determined in each case exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. In the case of sales to a subscriber which is a fiduciary account, the foregoing standards must be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the securities if the donor or grantor is the fiduciary.

    The offering will terminate on January 31, 1999, unless sooner terminated by the Company upon the failure to achieve the minimum subscription amount, upon the sale of all of the Notes or if the Company believes that suitable Contracts will not be available for purchase by the Company or that additional selling efforts will be unsuccessful. Early termination of the offering may result in the Company selling less than $20 million in aggregate principal amount of the Notes and may expose prior purchasers of Notes to certain risks. See "Risk Factors--Sale of Small Amount of Notes".

    The Company intends to accept in the order received properly completed subscriptions and payments for subscription amounts from qualified investors meeting the applicable suitability standards. The Company may elect to treat as accepted subscriptions from certain otherwise qualified investors (for example, IRA's) whose subscription funds are being paid by a trustee or other institution which has confirmed to the Company that the funds will be paid. Upon achievement of the maximum subscription amount ($10,000,000) for the Notes, any subsequently received subscription will not be accepted by the Company and will be promptly returned.

     COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Section 7(b) of the form of broker-dealer selling agreement to be used by the Company provides generally that each broker-dealer will indemnify and hold harmless the Company and its control persons against any loses, liabilities, claims, damages or expenses they may become subject, under the Securities Act of 1933 (the "Act"), the Securities Exchange Act of 1934 or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon untrue statements of material facts in connection with the public offering of the Notes or the omission to state a material fact in connection with the public offering of the Notes. Article XI of the Articles of Incorporation of the Company provides generally that no director shall be liable to the Company or its shareholders for monetary damages for an act or omission in such director's capacity as a director. Article VII of the By-Laws of the Company and Section 2.02-1 of the Texas Business Corporation Act provide generally that the Company will indemnify each director and officer in connection with any legal proceeding in which he is a respondent or defendant by reason of his serving or having served in such capacity.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    EXPERTS

    The financial statements of the Company included in this Prospectus have been audited by Belew Averitt LLP, independent certified public accountants, whose report thereon appears elsewhere herein, and have been so included in reliance upon the report and authority of such firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    Certain matters with respect to the validity of the Notes have been passed upon for the Company by Frederick C. Summers, III, a Professional Corporation, Dallas, Texas. Frederick C. Summers, III, a Professional Corporation, has also delivered its opinion to the Company as to the federal income tax matters discussed under "Certain Federal Income Tax Considerations".

                                  DEFINITIONS



    ADDITIONAL LENDER. Any additional lending source from which the Company borrows funds in order to purchase additional Contracts, which may be senior to the Notes and which may be a bank or an institutional lender.



    ADDITIONAL BORROWING. Funds borrowed from an Additional Lender in order to purchase additional Contracts.



    ADMINISTRATION FEE. A fee equal to 5.5% of the gross proceeds from the sale of the Notes (5.0% of the gross proceeds in excess of $9,000,000) which the Company will pay to the Administrator for agreeing to (i) administer and manage the ongoing operations of the Company, (ii) pay all general and administrative overhead expenses incurred by the Company, other than Allowed Expenses, and
(iii) pay offering and organization expenses of the Company (other than commissions to broker-dealers) to the extent such expenses exceed 2% of the gross proceeds from the sale of the Notes.



    ADMINISTRATOR. Sovereign Auto Finance, Inc., a Texas corporation and an affiliate of SAFH by virtue of common ownership, which will administer and manage the ongoing operations of the Company.



    ALLOWED EXPENSES. The expenses and fees of the Trustee under the Indenture, fees charged by the Servicer under the Servicing Agreement (including the Contract Servicing Fee, the Purchase Administration Fee and all repossession fees), the Investor Administration Fee charged by the Administrator, title transfer fees, federal, state and local taxes (including corporate franchise taxes and any payment to any of the Company's affiliates as reimbursements for tax payments made by such affiliate on the Company's behalf or benefits accruing from tax losses of such affiliate that are used to offset the taxable income of the Company), legal and accounting fees and printing expenses (excluding offering and organization expenses, but including those otherwise incurred to comply with reporting and other requirements under Federal and state securities laws and for reports, compliance certificates and opinions required by the Indenture), premiums for vehicle value, vendor single interest (VSI), auto loan default, gap or other insurance, charges for vehicle warranty service contracts (including fees paid to Dealers), bank service charges and account fees (including such charges and fees incurred for the subscription escrow account established for the receipt of the proceeds from the offering and sale of the Notes, and for the Collections Account), expenses of repossessing, repairing and liquidating motor vehicle collateral (as to each vehicle, not to exceed the liquidation proceeds from the vehicle), and any insurance proceeds applied to vehicle repairs or required to be refunded to Obligers.



    COLLECTIONS ACCOUNT. A bank account maintained by the Servicer in the Company's name for the deposit of Contract payments and collections.



    COMPANY.  Sovereign Credit Finance II, Inc., a Texas corporation.



    CONTRACTS. Retail installment sales contracts and notes secured by the Financed Vehicles to be purchased by the Company at a discount.



    CONTRACT SERVICING FEE. A servicing fee of $20 per month per outstanding Contract that is not assigned for repossession and a fee of $125 for each Financed Vehicle assigned for repossession, together with all late fees, which the Company will pay to the Servicer for its services with regards to the collection of the Contracts.



    DEALERS.  The used automobile dealers which will originate the Contracts.



    EVENT OF DEFAULT. An event of default with respect to the Notes, defined in the Indenture as: (a) a failure by the Company to make any interest payment on the Notes within 30 days after it becomes due; (b) a failure by the Company to make any principal payment on the Notes at maturity or otherwise within 30 days after it becomes due; (c) the impairment of the validity or effectiveness of the Indenture, the improper amendment or termination of the Indenture, or the failure of the Company to comply with any of the covenants of the Company in the Indenture, and the continuance of any such default for a period of 30 days after notice to the Company by the Trustee or to the Company and the Trustee by the registered holders of Notes representing at least 25% of the aggregate principal amount of the outstanding Notes; (d) the incorrectness in any material respect of a representation or warranty of the Company in the Indenture (exclusive of representations and warranties as to individual Contracts that the Servicer is obligated to, and does, repurchase from the Company) and the failure to cure such circumstances or condition within 30 days of notice thereof to the Company by the Trustee or the registered holders of Notes representing at least 25% of the aggregate principal amount of the outstanding Notes; or (e) certain events of bankruptcy of the Company.



    FIESTA MOTORS. A Dealer owned and operated by Fiesta Motors, LLC, a Texas limited liability company and an affiliate of SAFH by virtue of common ownership, from which the Company anticipates that it will purchase most of its Contracts.



    FINANCED VEHICLES. The used automobiles and light trucks which secure the Contracts.



    INDENTURE.  The trust indenture agreement dated as of           , 1998
between the Company and Sterling Trust Company, as trustee pursuant to which the Notes will be issued.



    INVESTOR ADMINISTRATION FEE. A monthly fee equal to 1/12 of 0.5% of the outstanding principal amount of the Notes, payable on or before the 15th day of each month, which the Company will pay to the Administrator for its services in administering Noteholder payments, communications and relations.



    MATURITY DATE.  February 15, 2002, the date the Notes will mature.



    NOTES. 11% Notes due February 15, 2002 to be issued subject to the terms of the Indenture.



    OBLIGORS.  The obligors on the Contracts.



    OPERATING ACCOUNT. A commercial bank account maintained by the Company into which the Servicer will cause to be transferred, on a regular basis, all amounts in the Collections Account, if the Operating Account is a separate account from the Collections Account.



    PAYMENT DATE.  The 15th day of each month during the term of each Note.



    PURCHASE ADMINISTRATION FEE. A fee per purchased Contract equal to the lesser of $500, or 5% of the total amount of installments due under the Contract as of the date of purchase which the Company will pay to the Servicer for its purchase administration services.



    RECORD DATE. The close of business on the first day of the month of any Payment Date, on which date the registered Noteholders will be determined for purposes of payment of principal and interest on such Payment Date.



    SERVICER. Sovereign Associates, Inc., a Texas corporation, with which the Company has contracted with to provide necessary purchasing and collecting services.



    SAFH. Sovereign Auto Finance Holdings, Inc., a Texas corporation and the parent of the Company.



    SECURITIZATION SUBSIDIARIES. A number of affiliated entities which have issued notes to investors and used the net proceeds thereof to purchase consumer contracts and notes created by the retail sale and financing of used automobiles and light trucks for which the Servicer provides purchasing and collecting services.



    SERVICING FEES. The Contract Servicing Fee, the Purchase Administration Fee and all repossession fees.

    SERVICING AGREEMENT. The Master Contract Purchase Agreement and the Servicing Agreement between the Company and the Servicer, each dated as of
          1998, pursuant to which the Contracts will be purchased and serviced on behalf of the Company by the Servicer.



    TRUST ACCOUNT. The trust account established in the name of the Trustee to which the Company is required to transfer, on or prior to the business day immediately preceding each Payment Date, any amounts necessary for payment of interest and principal owing on the Notes on such Payment Date.



    TRUSTEE.  Sterling Trust Company, the trustee under the Indenture.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Independent Auditor's Report...............................................................................         F-2
Balance Sheet of the Company as of October 9, 1997.........................................................         F-3
Notes to Financial Statement...............................................................................         F-4

BELEW AVERITT LLP
CERTIFIED PUBLIC ACCOUNTANTS
  AND CONSULTANTS

A MEMBER OF HORWATH INTERNATIONAL

2020 PLAZA OF THE AMERICAS NORTH
DALLAS, TEXAS 75201-2867

TEL: 214-969-7007 - FAX: 214-953-0722

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Sovereign Credit Finance II, Inc.

    We have audited the accompanying balance sheet of Sovereign Credit Finance II, Inc. as of October 9, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Sovereign Credit Finance II, Inc. as of October 9, 1997 in conformity with generally accepted accounting principles.


October 9, 1997, except for Note, 1 as
to which the date is February 16, 1998

                       SOVEREIGN CREDIT FINANCE II, INC.
                                 BALANCE SHEET
                                OCTOBER 9, 1997

                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents.........................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                             LIABILITIES AND STOCKHOLDER'S EQUITY

STOCKHOLDER'S EQUITY
  Common stock, $.01 par value, 50,000 shares authorized, 1,000 shares issued and
    outstanding.....................................................................  $      10
  Additional paid-in capital........................................................        990
                                                                                      ---------
                                                                                      $   1,000
                                                                                      ---------
                                                                                      ---------

                    See accompanying notes to balance sheet.

                       SOVEREIGN CREDIT FINANCE II, INC.

                             NOTES TO BALANCE SHEET

                                OCTOBER 9, 1997

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION


    Sovereign Credit Finance II, Inc. (Company) was incorporated in Texas on October 9, 1997. The Company is a subsidiary of Sovereign Auto Finance Holdings, Inc. (Parent) and was formed for the purpose of purchasing, collecting and servicing retail installment sales, lease contracts and notes secured by motor vehicles (Contracts). The Contracts typically involve consumers who cannot obtain loans from local financial institutions or from the credit facilities of major automobile manufacturers. The "creditworthiness grade" of the obligors on the Contracts is usually "D." The Company does business primarily in the south and southwest.


MANAGEMENT ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results may vary from such estimates.

CONCENTRATION OF CREDIT RISK

    The Company's financial instruments exposed to concentration of credit risk consist primarily of cash maintained in Federally insured financial institutions which are considered by the Company to be of high credit quality. Therefore, management considers concentration of credit risk to be limited.

2.  AUTOMOBILE CONTRACT NOTES OFFERING

    The Company is offering on a "best efforts" basis, up to $10,000,000 in principal amount of 11% Notes (Notes) due February 15, 2002. Interest begins to accrue on the Notes upon release of escrowed subscription funds to the Company, which will not occur until a minimum of $500,000 of the Notes are sold. All unpaid principal and accrued interest are payable at maturity. The Notes are being offered through licensed broker-dealers who will receive sales commissions of 8% of the principal amount of the Notes sold by such broker-dealers.


    The Company will also use up to 2% of the gross proceeds from the sale of the Notes to pay offering and organizational expenses, including filing and registration fees, legal, accounting, printing, trustee fees, escrow fees and other fees and expenses. Sovereign Auto Finance, Inc. (SAF), also a subsidiary of the Company's Parent, will advance some of these expenses. SAF has agreed to pay such expenses to the extent such expenses exceed 2% of the gross proceeds from the sale of the Notes. The Company will also pay an additional 5.5% of the gross proceeds from the sale of the Notes (5.0% of the gross proceeds in excess of $9,000,000) to SAF for its services in administering and managing the ongoing operations of the Company. SAF will also administer noteholder payments, communications and relations. For such services, the Company will pay SAF a monthly fee equal to 1/12 of 0.5% of the outstanding principal amount of the Notes.



    Such payments to SAF are contingent upon the successful completion of the Company's public offering. If the offering is not successful, the Company is not obligated to reimburse SAF for any expenses incurred. The remainder of the proceeds from the sale of the Notes (84.5% of the gross proceeds) is to be used to acquire Contracts. No more than 15.5% of such proceeds is to be used for the foregoing commissions, fees and expenses. Proceeds received from the sale of the Notes will be held in escrow by a

                       SOVEREIGN CREDIT FINANCE II, INC.

                                OCTOBER 9, 1997

2. AUTOMOBILE CONTRACT NOTES OFFERING (CONTINUED) third-party escrow agent and will not be available to the Company until subscriptions for $500,000 in principal amounts of the Notes have been received.


    The Company intends to enter into a note purchasing and servicing agreement with Sovereign Associates, Inc. (SAI), an unrelated Company. The majority of Contracts will be originated by Fiesta Motors LLC, an affiliate, which finances the sale of motor vehicles. SAI will initially be entitled to a monthly servicing fee of $20 for administering the collection of payments due under the Contracts for each Contract that is not assigned for repossession. SAI will receive a fee of $125 for each financed vehicle assigned for repossession. This fee is paid for overseeing the repossession and resale of the vehicle securing any Contract in default. SAI will also receive a purchase administration fee for each Contract purchased, equal to the lesser of $500 or 5% of the total amount of installments due under the Contract as of the date of purchase.


    In addition, the Company intends to enter into an indenture agreement between the Company and an unrelated trust company, which will govern collection of the Contract proceeds and repayment of the Notes.


3.  SUBSEQUENT EVENT



    Effective February 6, 1998, Sovereign Credit Holdings, Inc., the Company's original parent corporation, sold its investment in the Company to a new corporation, Sovereign Auto Finance Holdings, Inc. (SAFH). Sovereign Auto Finance, Inc., an affiliate of SAFH, replaced Sovereign Credit Corporation as the administrator and manager of the operations of the Company. SAI, the Company's servicing agent, is no longer an affiliate of the Company. The financial statements have been restated to reflect these changes in ownership.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION ON OR TO MAKE ANY REPRESENTATIONS ABOUT THE COMPANY, THE NOTES OR ANY OTHER MATTER REFERRED TO HEREIN, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROSPECTUS AND ANY SUPPLEMENTS OR AMENDMENTS THERETO. IF ANY OTHER INFORMATION OR REPRESENTATION IS GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY STATE IN WHICH, OR TO ANY PERSON TO WHOM, SUCH AN OFFER WOULD BE UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Summary...................................................................    3
Risk Factors..............................................................    9
Capitalization............................................................   15
Use of Proceeds...........................................................   16
Description of Notes......................................................   17
The Company...............................................................   25
Purchase and Collection of Contracts......................................   26
Information Regarding the Securitization Subsidiaries.....................   32
Security Ownership of Certain Beneficial Owners and Management............   37
Management................................................................   38
Management's Discussion and Analysis of Financial Condition...............   42
Certain Legal Aspects of the Contracts....................................   43
Certain Federal Income Tax Considerations.................................   47
Plan of Distribution......................................................   48
Commission Position on Indemnification for Securities Act Liabilities.....   49
Experts...................................................................   49
Legal Matters.............................................................   49
Definitions...............................................................   50
Index to Financial Statements.............................................  F-1


                            ------------------------

    UNTIL             , 199  , ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                SOVEREIGN CREDIT
                                FINANCE II, INC.

                                  $10,000,000

                                   11% NOTES
                             DUE FEBRUARY 15, 2002
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 7(b) of the Broker-Dealer Selling Agreement (Exhibit 10.4) provides generally that each broker-dealer will indemnify and hold harmless the registrant and its control persons against any loses, liabilities, claims, damages or expenses they may become subject, under the Securities Act of 1933, the Securities Exchange Act of 1934 or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon untrue statements of material facts in connection with the public offering of the Notes or the omission to state a material fact in connection with the public offering of the Notes. Article XI of the Articles of Incorporation of registrant provides generally that no director shall be liable to the registrant or its shareholders for monetary damages for an act or omission in such director's capacity as a director. Article VII of the By-Laws of registrant and Section 2.02-1 of the Texas Business Corporation Act provide generally that the registrant will indemnify each director and officer in connection with any legal proceeding in which he is a respondent or defendant by reason of his serving or having served in such capacity.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee..................................................  $   3,031
NASD Fee..........................................................      1,500
Escrow Agent Fees.................................................      5,000
Printing Expenses.................................................     25,000*
Blue Sky Fees and Expenses........................................     20,000*
Legal Fees and Expenses...........................................     25,000*
Accountants' Fees and Expenses....................................      2,500*
Miscellaneous.....................................................      5,000*
                                                                    ---------
  TOTAL...........................................................  $  87,031*
                                                                    ---------
                                                                    ---------

------------------------

*   All items except Registration Fee and NASD Fee are estimates.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    None

ITEM 27.  EXHIBITS.


      3.1  Articles of Incorporation of Sovereign Credit Finance II, Inc.*
      3.2  Bylaws of Sovereign Credit Finance II, Inc.*
      4.1  Indenture between Sovereign Credit Finance II, Inc. and Sterling Trust Company, as
             Trustee
      4.2  Form of 11% Note Due February 15, 2002 (included in Article Two of Indenture filed as Exhibit 4.1)*
      5.1  Opinion of Frederick C. Summers, III, P.C.
      8.1  Opinion of Frederick C. Summers, III, P.C., regarding tax matters
     10.1  Master Contract Purchase Agreement between Sovereign Credit Finance II, Inc. and
             Sovereign Associates, Inc.
     10.2  Servicing Agreement between Sovereign Credit Finance II, Inc. and Sovereign
             Associates, Inc.
     10.3  Subscription Escrow Agreement between Sovereign Credit Finance II, Inc. and Overton
             Bank and Trust, N.A. as Escrow Agent*
     10.4  Form of Broker-Dealer Selling Agreement*

     10.5  Form of Subscription Agreement
     10.6  Form of Promissory Note of Sovereign Auto Finance, Inc.
     23.1  Consent of Belew Averitt LLP
     23.2  Consent of Frederick C. Summers, III, P.C. (included in its opinions as Exhibits 5.1 and 8.1 herein)
     25.1  Form T-1: Statement of eligibility of Sterling Trust Company (submitted separately from other exhibits)*
      27   Financial Data Schedule*


------------------------


*Previously filed


ITEM 28.  UNDERTAKINGS.

    The undersigned registrant will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas on February 16, 1998.


                                SOVEREIGN CREDIT FINANCE II, INC.

                                By:          /s/ A. STARKE TAYLOR, III
                                     -----------------------------------------
                                               A. Starke Taylor, III
                                                     PRESIDENT


    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, (principal
                                  executive officer,
  /s/ A. STARKE TAYLOR, III       principal financial
------------------------------    officer and principal      February 16, 1998
    A. Starke Taylor, III         accounting officer) and
                                  director

     /s/ WILLIAM P. GLASS
------------------------------  Director                     February 16, 1998
       William P. Glass

                                 EXHIBIT INDEX

  NUMBER                                                  DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------
       3.1   Articles of Incorporation of Sovereign Credit Finance II, Inc.*

       3.2   Bylaws of Sovereign Credit Finance II, Inc.*

       4.1   Indenture between Sovereign Credit Finance II, Inc. and Sterling Trust Company, as Trustee

       4.2   Form of 11% Note Due February 15, 2002 (included in Article Two of Indenture filed as Exhibit 4.1)*

       5.1   Opinion of Frederick C. Summers, III, P.C.

       8.1   Opinion of Frederick C. Summers, III, P.C., regarding tax matters

      10.1   Master Contract Purchase Agreement between Sovereign Credit Finance II, Inc. and Sovereign Associates,
               Inc.*

      10.2   Servicing Agreement between Sovereign Credit Finance II, Inc. and Sovereign Associates, Inc.*

      10.3   Subscription Escrow Agreement between Sovereign Credit Finance II, Inc. and Overton Bank and Trust,
               N.A. as Escrow Agent*

      10.4   Form of Broker-Dealer Selling Agreement*

      10.5   Form of Subscription Agreement

      10.6   Form of Promissory Note of Sovereign Auto Finance, Inc.

      23.1   Consent of Belew Averitt LLP

      23.2   Consent of Frederick C. Summers, III, P.C. (included in its opinions as Exhibits 5.1 and 8.1 herein)

      25.1   Form T-1: Statement of eligibility of Sterling Trust Company (submitted separately from other exhibits)*

      27     Financial Data Schedule*

------------------------

*Previously filed